SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

VIASAT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Information

DATE: September 1, 2022	TIME: 8:30 a.m. Pacific Time	PLACE: Virtual Meeting	RECORD DATE: July 7, 2022

Dear Fellow Stockholder:

You are cordially invited to attend our 2022 annual meeting of stockholders, which will be held on September 1, 2022 at 8:30 a.m. Pacific Time. This year’s annual meeting will be a completely virtual meeting of stockholders. We are hosting our annual meeting exclusively online via live webcast to safeguard the health and well-being of our stockholders and employees in light of the public health impact of the coronavirus (COVID-19) pandemic. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/VSAT2022. There will not be a physical location for the annual meeting. We are holding the annual meeting for the following purposes:

1.	To elect Richard Baldridge, James Bridenstine and Sean Pak to serve as Class II Directors for a three-year term to expire at the 2025 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for fiscal year 2023.

3.	To conduct an advisory vote on executive compensation.

4.	To approve an amendment and restatement of the 1996 Equity Participation Plan.

5.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 7, 2022, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the virtual annual meeting, please vote via one of the methods specified below as soon as possible to ensure that your shares are represented at the annual meeting.

How to Vote Prior to the Annual Meeting

Call the telephone number specified on your proxy card or voting instruction form provided by your bank or broker	Sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided	Follow the instructions in your proxy card or voting instruction form to vote at www.proxyvote.com prior to 11:59 p.m. Eastern Time on August 31, 2022

By Order of the Board of Directors /s/ Mark Dankberg Mark Dankberg Chairman of the Board and Chief Executive Officer

Carlsbad, California

July 22, 2022

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

2022 Proxy Statement            i

6155 El Camino Real Carlsbad, California 92009	PROXY STATEMENT

The Board of Directors of Viasat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 1, 2022 at 8:30 a.m. Pacific Time, and at any adjournments or postponements of the meeting, for the purposes set forth in the notice of annual meeting of stockholders. This year’s annual meeting will be a completely virtual meeting of stockholders and will be accessible via the internet at www.virtualshareholdermeeting.com/VSAT2022.

GENERAL INFORMATION

About the Annual Meeting and Voting

Why am I receiving this proxy statement?

We sent you this proxy statement and the enclosed proxy card because Viasat’s Board of Directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the virtual annual meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker, or follow the instructions specified in your proxy card or voting instruction form to vote by telephone or via the internet.

We intend to begin mailing this proxy statement, the attached notice of our annual meeting and the enclosed proxy card on or about July 22, 2022 to all stockholders who owned Viasat common stock on the record date, July 7, 2022, and are thus entitled to vote at the annual meeting. On this record date, there were approximately 75,551,823 shares of Viasat common stock outstanding. Common stock is our only class of stock entitled to vote. Along with this proxy statement, we are also sending our fiscal year 2022 annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Richard Baldridge, James Bridenstine and Sean Pak to serve as Class II Directors for a three-year term to expire at the 2025 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2023.

•	Proposal 3: The advisory vote on executive compensation.

•	Proposal 4: The amendment and restatement of the 1996 Equity Participation Plan.

We will also consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of Richard Baldridge, James Bridenstine and Sean Pak (Proposal 1);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2023 (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3); and

•	“FOR” the amendment and restatement of the 1996 Equity Participation Plan (Proposal 4).

How many votes do I have?

You are entitled to one vote for every share of Viasat common stock that you own as of July 7, 2022.

2022 Proxy Statement 1

GENERAL INFORMATION • About the Annual Meeting and Voting

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we urge you to sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card or voting instruction form will not affect your right to attend or vote your shares at the annual meeting.

If you complete and submit your proxy card or voting instruction form, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card or voting instruction form but do not fill out the voting instructions, your shares will be voted in accordance with the recommendations made by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting occur, the proxy card or voting instruction form will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy card bearing a later date;

•	you may deliver a written notice of revocation to Viasat’s Corporate Secretary prior to the annual meeting; or

•	you may notify Viasat’s Corporate Secretary in writing before the annual meeting and submit your vote at the virtual annual meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must contact your broker, bank or financial institution to revoke any prior instructions.

What if my shares are held by a broker, bank or other financial institution?

If you are the beneficial owner of shares held by a broker, bank or other financial institution, then your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other financial institution regarding how to vote your shares. You are also invited to attend the virtual annual meeting. However, you will need the control number included on your voting instruction form provided by your bank or broker to be able to vote your shares or submit questions.

Can I vote via the internet or by telephone?

You may vote your shares via the internet or by telephone by following the instructions provided on your proxy card or voting instruction form. If your shares are registered in the name of a broker, bank or other financial institution, you may also be eligible to vote your shares electronically over the internet or by telephone if your financial institution makes such options available.

How can I attend the annual meeting?

We will be hosting the 2022 annual meeting live via the internet and you will not be able to attend in person. Our Board annually considers the appropriate format of our annual meeting, and concluded that a virtual meeting would best promote the health and safety of stockholders, employees and directors this year. Our virtual annual meeting allows stockholders from around the world to participate and ask questions, and for us to give thoughtful responses.

You are entitled to attend the annual meeting only if you were a Viasat stockholder or joint holder as of the record date, July 7, 2022, or you hold a valid proxy for the annual meeting. A stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/VSAT2022. Stockholders may begin submitting written questions at 8:30 a.m. Pacific Time on September 1, 2022. Stockholders may also vote during the annual meeting. You will need the control number included on your proxy card or voting instruction form provided by your bank or broker to be able to vote your shares or submit questions. Instructions on how to participate, ask questions and access technical support are available at www.virtualshareholdermeeting.com/VSAT2022.

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. Holders will be deemed present “in person” at the annual meeting by visiting www.virtualshareholdermeeting.com/VSAT2022 on the day of the annual meeting and properly registering their attendance by

GENERAL INFORMATION • About the Annual Meeting and Voting

using the control number provided on your proxy card or voting instruction form provided by your bank or broker. This year, approximately 37,775,913 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the three nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast on that proposal. Voting results will be tabulated and certified by Broadridge Financial Solutions.

What will happen if I abstain from voting or fail to vote?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for the 2023 fiscal year. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

In tabulating the voting results for each proposal, neither abstentions nor shares that constitute broker non-votes are considered votes cast on that proposal. Because abstentions and broker non-votes will not be considered votes cast, abstentions and broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by Viasat with the SEC without charge from the SEC’s website at: www.sec.gov.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of householding for future mailings, or if you currently receive multiple copies of our annual reports and proxy statements and would prefer to receive a single copy in the future, please contact your broker, bank or financial institution. You may also obtain a separate annual report or proxy statement without charge by sending a written request to Viasat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

2022 Proxy Statement            3

GENERAL INFORMATION • About the Annual Meeting and Voting

Important notice regarding the availability of proxy materials for the Viasat annual meeting of stockholders to be held on September 1, 2022

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the Investor Relations section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or other financial institution for instructions on how to elect this option.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the relevant information you should consider. Please read the entire proxy statement before voting.

Company Information

Meeting: Annual Meeting of Stockholders

Date: Thursday, September 1, 2022

Time: 8:30 a.m. Pacific Time

Location: Virtual meeting only, accessible at

www.virtualshareholdermeeting.com/VSAT2022

Record Date: July 7, 2022

Stock Symbol: VSAT

Exchange: The Nasdaq Global Select Market

Common Stock Outstanding: 75,551,823 shares on

July 7, 2022

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Public Company Since: 1996

Corporate Headquarters: 6155 El Camino Real, Carlsbad,

CA 92009

Corporate Website: www.viasat.com

Investor Relations Website: investors.viasat.com

Corporate Governance

Lead Independent Director: Yes

Director Nominees: 3

•	Richard Baldridge (Vice Chairman)
•	James Bridenstine (Independent)
•	Sean Pak (Independent)

Board Meetings in Fiscal Year 2022: 11

All Directors Attended at Least 75% of Board and

Committee Meetings: Yes

Standing Board Committees (Fiscal Year 2022 Meetings):

•	Audit: 5
•	Compensation and Human Resources: 8
•	Nomination, Evaluation and Corporate Governance: 2
•	Banking and Finance: 1

Stockholder Rights Plan: No

Executive Compensation

CEO: Richard Baldridge (age 64; appointed Vice Chairman effective July 2022)

Fiscal Year 2022 Summary Compensation:

•	Total Compensation: $12,236,750 (see full discussion in Executive Compensation section on p. 32
-	Salary: $1,300,000
-	Annual Performance Cash Incentive: $1,815,500
-	Long-Term Equity Incentives: $9,111,500
-	All Other Compensation: $9,750

CEO Employment Agreement: No

Change-in-Control Agreement: Yes, double trigger

Stock Ownership Guidelines: Yes

Anti-Hedging and Pledging Policy: Yes

Clawback Policy: Yes

Items to be Voted On

1.	The election of Richard Baldridge, James Bridenstine and Sean Pak as directors
•	Board recommendation: FOR
2.	Ratification of appointment of independent registered public accounting firm
•	Board recommendation: FOR
3.	Advisory vote to approve executive officer compensation
•	Board recommendation: FOR
4.	Amendment and restatement of 1996 Equity Participation Plan
•	Board recommendation: FOR

2022 Proxy Statement 5

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. We believe that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Viasat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Viasat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the Investor Relations section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities

The Board of Directors is the company’s governing body and is responsible for assuring that the long-term interests of the stockholders are being served. The Board of Directors is also responsible for overseeing Viasat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis. To satisfy its duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success by maintaining the highest standards of responsibility and ethics.

Risk Oversight

We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board

The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

À¿

Committees

The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements.

The Compensation and Human Resources Committee is responsible for designing and evaluating Viasat’s compensation plans, policies and programs, including the compensation of our executive officers.	The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, and reviewing and recommending nominees for election as directors and committee members.	The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.
À¿

Management

Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Board Leadership and Independence

Board Leadership and Independence

Enhanced Board Leadership Structure. The Board regularly evaluates its leadership structure to ensure the best interests of the company and its stockholders are represented. The Board leadership structure is currently comprised of (1) a combined Chairman of the Board and Chief Executive Officer and (2) a Lead Independent Director. The role of Lead Independent Director was established in 2019 to provide strong independent leadership for the Board. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with the Chairman.

The Board believes that a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Viasat. As the individual primarily responsible for the day-to-day management of the company’s business operations, our Chief Executive Officer is best positioned to provide clear insight and direction of business strategies and plans to both the Board and management. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. Together with a Lead Independent Director, this leadership structure allows the Board to exercise independent oversight while enabling direct access to information related to the day-to-day management of the company’s business operations.

Majority Independent Board. The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the objective standards, a member of the Board is not considered independent if, for example, he or she is (1) an employee of Viasat, or (2) a partner in, or a controlling stockholder or an executive officer of, an entity to which Viasat made, or from which Viasat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year.

None of our existing directors were disqualified from independent status under the objective standards, other than Mr. Dankberg and Mr. Baldridge, who do not qualify as independent because they are Viasat employees. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Viasat and Viasat’s management.

As a result of this evaluation, the Board of Directors affirmatively determined that each existing member of the Board other than Mr. Dankberg and Mr. Baldridge is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination, Evaluation and Corporate Governance Committee qualify as independent directors as defined by Nasdaq.

2022 Proxy Statement            7

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Board Committee Composition

Board Committee Composition

As of the date of this proxy statement, our Board of Directors has the following four standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination, Evaluation and Corporate Governance Committee, and (4) Banking and Finance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the Investor Relations section of our website at investors.viasat.com. During our fiscal year ended March 31, 2022, the Board held eleven meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings and the total number of meetings held by all standing committees of the Board on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. All our directors then in office attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation and Human Resources Committee	Nomination, Evaluation and Corporate Governance Committee	Banking and Finance Committee

Mark Dankberg				Member

Richard Baldridge				Member

James Bridenstine			Member	Member

Robert Johnson (1)	Member		Chair

Sean Pak		Member	Member

Varsha Rao (1)	Member	Chair		Member

John Stenbit (1)	Chair	Member	Member

Theresa Wise	Member	Member		Chair

Number of Meetings in Fiscal Year 2022	5	8	2	1

(1)	Determined by the Board to qualify as an “audit committee financial expert.”

Audit Committee. The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to the attention of the Audit Committee. The Board of Directors has determined that three of the members of our Audit Committee are “audit committee financial experts” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee is responsible for designing and evaluating our compensation plans, policies and programs, including the compensation of our executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of our non-employee directors, executive officers and other managerial employees. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the role and responsibilities of the Compensation and Human Resources Committee, see the Compensation Discussion and Analysis section of this proxy statement.

Nomination, Evaluation and Corporate Governance Committee. The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, reviewing and recommending nominees for election as directors and committee members, conducting the evaluation of our Chief Executive Officer, and advising the Board with respect to Board and committee composition.

Banking and Finance Committee. The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Board Evaluation and Refreshment

Board Evaluation and Refreshment

The Nomination, Evaluation and Corporate Governance Committee, or NECG Committee, is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This includes assessing whether the Board possesses the appropriate business acumen, diversity, integrity, and personal skills and experience in technology, finance, marketing, international business, financial reporting and other areas to deliver the high standard of governance expected by our stockholders.

Our Board and the NECG Committee understand the importance of following robust processes for Board evaluation and refreshment. The NECG Committee annually reviews the skills and characteristics of the Board to ensure they align with the current needs of our company. Additionally, the Board completes an annual self-evaluation of its performance and the performance of its committees, facilitated by the NECG Committee. The results of these evaluations help to inform whether the Board is equipped to provide comprehensive and effective oversight.

The Board aims to maintain a balance between institutional knowledge on the Board, which comes in the form of longer tenured directors, and fresh perspectives added through newly appointed directors. As a result, the Board has not imposed a hard limit on director tenure, as it believes that would artificially deprive the Board of the valuable contributions of its most experienced directors. Instead, the Board evaluates the mix of director tenures as a component of the broader evaluation and composition review process.

The Board’s approach to evaluation and refreshment has led to:

•

The addition of four new independent directors since 2017, which increased Board diversity and provided valuable expertise on areas of strategic importance, including space innovation and safety, intellectual property development and strategy, international business, aviation, telecommunications and operations;

•	A 24% reduction in the average tenure of our independent directors since 2018, which is now approximately 11 years; and

•

Increased diversity across multiple dimensions, as 38% of directors identify as belonging to underrepresented communities and 25% of directors are women. Moreover, the Compensation and Human Resources Committee and the Banking and Finance Committee are chaired by women.

In recommending candidates for election to the Board, the NECG Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The NECG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The NECG Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the NECG Committee recommends the candidate for consideration by the full Board.

The NECG Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled Other Matters. In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resume of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the

2022 Proxy Statement            9

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Communications with the Board nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors. Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Stockholder Engagement

Stockholder Engagement

Stockholder engagement is a critical aspect of our corporate governance practices and one of our top priorities. Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy, and governance and compensation programs, and to address any concerns they may have. During fiscal year 2022, we engaged in substantive conversations with stockholders representing approximately 60% of our total outstanding common stock.

Actions Taken in Response to Stockholder Feedback

Our Board has demonstrated responsiveness to feedback received during stockholder discussions through the changes we have made to our compensation programs and corporate governance practices. For example, based on stockholder feedback, in fiscal year 2018 we implemented and have since maintained a performance-based equity program to further align executive compensation with long-term stockholder interests. To further strengthen the independent oversight of our Board, we appointed a Lead Independent Director in fiscal year 2019. We also modified how bonus targets are set and bonuses are calculated in fiscal year 2020, and enhanced our peer group disclosure, to provide additional transparency. A summary of these changes is included below.

What We Heard	What We Did

Seek further alignment of executive compensation with long-term stockholder interests	Implemented a performance-based equity program in fiscal year 2018 and maintained program in subsequent years

Seek further independent oversight of the Board	Appointed a Lead Independent Director in fiscal year 2019

Increase weighting of objective, financial criteria in determining annual bonus payouts	Increased weighting of objective, financial criteria in bonus determination to 50% for Chief Executive Officer, consistent with weighting for all other executive officers, in fiscal year 2020

Replace target annual bonus ranges with specific target annual bonuses percentages for each executive officer	Shifted to a specific annual bonus target for annual incentive compensation in fiscal year 2020

Adopt a maximum cap on annual bonus payouts	Implemented a maximum annual bonus payout, equal to 250% of target, for all executive officers in fiscal year 2020

Provide additional disclosure about peer group selection process	Enhanced peer group disclosure included in proxy statement

Implement a clawback policy	Adopted a clawback policy in fiscal year 2021 to enable recovery of cash and equity incentive compensation related to a financial restatement resulting from an executive officer’s misconduct

Provide more transparency into environmental, social and governance matters	Published inaugural Environmental, Social and Governance Impact Report for fiscal year 2021, in accordance with Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) frameworks

We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term stockholder value creation.

2022 Proxy Statement            11

PROPOSAL 1:

Election of Directors

Overview

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. We currently have three Class II directors whose terms expire at this year’s annual meeting. At this year’s annual meeting of stockholders, we will elect three Class II directors to hold office until the 2025 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class III directors to hold office until the 2026 annual meeting, and the following year, we will elect three Class I directors to hold office until the 2027 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his or her successor is duly elected or appointed.

The Board of Directors unanimously nominated Richard Baldridge, James Bridenstine and Sean Pak as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Messrs. Baldridge, Bridenstine and Pak. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth the age, the positions currently held with Viasat, the year in which the current term will expire, and the class of director of each nominee to be elected at the annual meeting or director whose term of office will extend beyond the annual meeting.

Name	Age	Position with Viasat	Director Since	Term Expires	Class
Mark Dankberg	67	Chairman of the Board and Chief Executive Officer	1986	2023	III

Richard Baldridge	64	Vice Chairman	2016	2022	II

James Bridenstine	47	Director	2021	2022	II

Robert Johnson	72	Director	1986	2024	I

Sean Pak	49	Director (Lead Independent Director)	2018	2022	II

Varsha Rao	52	Director	2017	2023	III

John Stenbit	82	Director	2004	2024	I

Theresa Wise	55	Director	2020	2024	I

12

PROPOSAL 1 • Election of Directors

Board Diversity Matrix

As of July 22, 2022

The following chart shows certain self-identified personal characteristics of our directors and nominees, in accordance with Nasdaq Listing Rule 5605(f).

Total Number of Directors: 8
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	2	6	—	—

Part II: Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	1	—	—

Asian	1	1	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	4	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

2022 Proxy Statement            13

PROPOSAL 1 • Election of Directors

Class II Directors Nominated for Election at this Annual Meeting

Richard Baldridge has been a director of Viasat since 2016. Mr. Baldridge joined Viasat in 1999, serving as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000, as Executive Vice President and Chief Operating Officer from 2002, and as President and Chief Operating Officer from 2003. Mr. Baldridge was appointed President and Chief Executive Officer in November 2020 and assumed the role of Vice Chairman in July 2022. In addition, Mr. Baldridge serves as a director of Ducommun Incorporated (NYSE: DCO), a provider of engineering and manufacturing services to the aerospace and defense industries, and EvoNexus, a San Diego based non-profit technology incubator. Prior to joining Viasat, Mr. Baldridge served as Vice President and General Manager of Raytheon Corporation’s Training Systems Division from 1998 to 1999. From 1994 to 1997, Mr. Baldridge served as Chief Operating Officer and Chief Financial Officer for Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge’s other experience includes various senior financial and general management roles with General Dynamics Corporation. Mr. Baldridge holds a B.S.B.A. degree in Information Systems from New Mexico State University.

Mr. Baldridge provides our Board with significant operational and financial expertise based on his executive leadership roles at Viasat and other companies.

Richard Baldridge Director Since: 2016

James Bridenstine has been a director of Viasat since 2021. Since January 2021, Mr. Bridenstine has worked as a senior advisor to Acorn Growth Companies, a private equity firm. From April 2018 until January 2021, Mr. Bridenstine served as Administrator of NASA. From 2013 to 2018, Mr. Bridenstine was a member of the United States House of Representatives, where he served on the Armed Services Committee and the Committee on Science, Space and Technology. Mr. Bridenstine’s career in federal service began in 1998 as a pilot in the United States Navy. Mr. Bridenstine earned a B.A. degree with three majors – Economics, Business and Psychology – from Rice University and an M.B.A. degree from Cornell University.

Mr. Bridenstine provides our Board with extensive experience in space technology, innovation and safety based on his leadership role at NASA, as well as military and aerospace expertise based on his public service in the United States Navy and Congress.

James Bridenstine Director Since: 2021

Sean Pak has been a director of Viasat since 2018, and has served as Lead Independent Director since February 2019. Mr. Pak has been a partner at Quinn Emanuel Urquhart & Sullivan LLP since 2009, and he currently serves as the Co-Chair of its National Intellectual Property Litigation Practice. From 2002 to 2009, Mr. Pak was an attorney at Latham & Watkins LLP, and previously worked in engineering roles at Intel Corporation and the Massachusetts Institute of Technology (MIT) Artificial Intelligence Laboratory. He is a litigator with extensive experience litigating patents, trade secrets, copyrights and other intellectual property. Mr. Pak earned a J.D. degree (cum laude) from Harvard Law School, and B.S. and M. Eng. degrees in Electrical Engineering and Computer Science from MIT.

Mr. Pak provides our Board with significant expertise in intellectual property development, strategy and enforcement, and international business strategy, along with technological and engineering expertise in satellite systems, electrical engineering and computer science.

Sean Pak Director Since: 2018

PROPOSAL 1 • Election of Directors

Class III Directors with Terms Expiring in 2023

Mark Dankberg Director Since: 1986

Mark Dankberg is a founder of Viasat and serves as its Chairman of the Board and Chief Executive Officer. He previously served as Executive Chairman from November 2020 to June 2022, and as Chairman of the Board and Chief Executive Officer from Viasat’s inception in 1986 until November 2020. Mr. Dankberg has significant expertise and perspective as a member of the boards of directors of companies in various industries, including communications. Mr. Dankberg currently serves on the board of directors of Lytx, Inc., a privately-held company that provides fleet safety management solutions. Prior to founding Viasat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Mr. Dankberg provides our Board with significant operational, business and technological expertise in the satellite and communications industries, and intimate knowledge of the issues facing our management.

Varsha Rao Director Since: 2017

Varsha Rao has been a director of Viasat since 2017. Ms. Rao has served as the Head of Nurx at Thirty Madison since March 2022. Previously, she was the Chief Executive Officer and a director of Nurx Inc., a direct-to-consumer telehealth platform, since April 2019. From September 2017 to April 2019, she served as Chief Operating Officer of Clover Health Inc., a health insurance technology company. From 2013 to 2016, Ms. Rao served as the Head of Global Operations at Airbnb, Inc., a global travel marketplace. From 2011 to 2013, she served as the Senior Vice President International of LivingSocial, Inc. (owned by Groupon), an online marketplace for daily deals. From 2008 to 2011, Ms. Rao served as the Chief Executive Officer of SingTel Digital Media Pte Ltd., an online search and lifestyle portal and wholly-owned subsidiary of SingTel. From 2004 to 2008, she served as Vice President and General Manager of OldNavy.com, an e-commerce division of Gap, Inc. She also previously founded and sold Eve.com, an online beauty retailer, and served as an Engagement Manager at McKinsey & Co., a consulting company. Ms. Rao currently serves on the boards of directors of Callaway Golf Company (NYSE: ELY), a golf equipment manufacturer, and Social Capital Hedosophia Holdings Corp VI (NYSE: IPOF), a special purpose acquisition company. Ms. Rao earned a B.A. degree in Mathematics and a B.S. degree in Economics from the University of Pennsylvania, and an M.B.A. degree from the Harvard Business School.

Ms. Rao provides our Board with significant international e-commerce, media and telecommunications expertise due to her leadership roles focused on those disciplines at various companies.

2022 Proxy Statement            15

PROPOSAL 1 • Election of Directors

Class I Directors with Terms Expiring in 2024

Robert Johnson has been a director of Viasat since 1986. Mr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1983. Mr. Johnson has also taught classes at the Stanford Graduate School of Business, Stanford Department of Engineering, California Institute of Technology, UCLA Anderson School of Management and the Claremont Graduate School. Mr. Johnson earned B.S. and M.S. degrees in Electrical Engineering from Stanford University, and M.B.A. and D.B.A. degrees from the Harvard Business School.

Mr. Johnson provides our Board with significant business and corporate finance expertise as a result of his role as an investor in companies in various industries.

Robert Johnson Director Since: 1986

John Stenbit has been a director of Viasat since 2004, and is a consultant for various government and commercial clients. From 2001 to 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence, or C3I, and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, Inc., retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel for the Administrator of the Federal Aviation Administration and the Director of the Central Intelligence Agency. He also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit currently serves on the board of directors of Encipher, a private corporation, and served on the board of directors of Loral Space & Communications Inc. (Nasdaq: LORL) until November 2021. Mr. Stenbit also previously served as a director of Cogent, Inc., SM&A Corporation and SI International, Inc., as a member of the Advisory Board of the National Security Agency and of the Science Advisory Group of the U.S. Strategic Command.

Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of corporate and government service focused on the communications, aerospace and satellite fields.

John Stenbit Director Since: 2004

Theresa Wise has been a director of Viasat since 2020, and is Chief Executive Officer and principal for Utaza, LLC, an information technology consulting company, a role she has held since 2017. Dr. Wise is the former Senior Vice President and Chief Information Officer of Delta Air Lines, a commercial airline, a role she held from 2008 to 2016. Prior to joining Delta, Dr. Wise held several positions at Northwest Airlines Corporation, a commercial airline, including serving as the company’s Chief Information Officer from 2001 until Northwest Airlines Corporation’s merger with Delta in 2008. Dr. Wise currently serves on the boards of directors of Impinj, Inc. (Nasdaq: PI), a manufacturer of radio-frequency identification devices and software, Acropolis Infrastructure Acquisition Company, a special purpose acquisition company (NYSE: ACRO), and CWT, a global travel technology company. Dr. Wise received a B.A. degree in mathematics and chemistry from St. Olaf College and Ph.D. and M.S. degrees in applied math from Cornell University.

Dr. Wise provides our Board with expertise, perspective and proven experience in applying IT strategy and data analytics to advance end-user experiences.

Theresa Wise Director Since: 2020

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Messrs. Baldridge, Bridenstine and Pak.

PROPOSAL 2:

Ratification of Appointment of Independent Registered Public Accounting Firm

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for our fiscal year ending March 31, 2023. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the PricewaterhouseCoopers fees for professional services rendered for the fiscal years ended March 31, 2022 and March 31, 2021:

Fee Category	FY 2022 Fees ($)	FY 2021 Fees ($)
Audit Fees	4,056,096	3,356,488
Audit-Related Fees	479,500	175,000
Tax Fees	77,166	37,760
All Other Fees	29,399	19,600
Total Fees	4,642,161	3,588,848

Audit Fees.    This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as Audit Fees. These services include work performed in connection with registration statements such as issuance of comfort letters, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.    This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.    This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ online research tool.

2022 Proxy Statement 17

PROPOSAL 2 • Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2022, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2023.

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PROPOSAL 3:

Advisory Vote On Executive Compensation

Overview

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing Viasat stockholders with an opportunity to cast an advisory vote to endorse or not endorse the compensation of our Named Executive Officers (identified in the Summary Compensation Table) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

Stockholder Engagement and Responsiveness.    Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy and our governance and compensation practices, and to address any concerns they may have. During fiscal year 2022, we engaged in substantive conversations with stockholders representing approximately 60% of our total outstanding common stock.

Our Board of Directors has demonstrated responsiveness to feedback received during these discussions with stockholders through the changes we have made to our executive compensation program, as described below.

What We Heard	What We Did

Seek further alignment of executive compensation with long-term stockholder interests	Implemented a performance-based equity program in fiscal year 2018 and maintained program in subsequent years

Increase weighting of objective, financial criteria in determining annual bonus payouts	Increased weighting of objective, financial criteria in bonus determination to 50% for Chief Executive Officer, consistent with weighting for all other executive officers, in fiscal year 2020

Replace target annual bonus ranges with specific target annual bonuses percentages for each executive officer	Shifted to a specific annual bonus target for annual incentive compensation in fiscal year 2020

Adopt a maximum cap on annual bonus payouts	Implemented a maximum annual bonus payout, equal to 250% of target, for all executive officers in fiscal year 2020

Provide additional disclosure about peer group selection process	Enhanced peer group disclosure included in proxy statement

Implement a clawback policy	Adopted a clawback policy in fiscal year 2021 to enable recovery of cash and equity incentive compensation related to a financial restatement resulting from an executive officer’s misconduct

These changes are described more fully in the Compensation Discussion and Analysis section of this proxy statement. We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term value creation.

Executive Compensation Philosophy.    Our executive compensation program has been designed to encourage high performance, promote accountability and align the interests of our executive officers with the interests of our stockholders by linking a substantial portion of their total direct compensation to our performance. The program is designed to reward superior performance and provide financial consequences for underperformance. The program is also designed to attract, retain and motivate a talented team of executive officers with superior ability, experience and leadership to grow our business and build stockholder value. We urge our stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosures, which provide detailed information on the compensation of our Named Executive Officers. We believe that our executive compensation program fulfills these objectives and that the compensation of our Named Executive Officers is instrumental in contributing to Viasat’s long-term success.

2022 Proxy Statement 19

PROPOSAL 3 • Advisory Vote On Executive Compensation

We request stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in our proxy statement for the 2022 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosures.

While this advisory vote is non-binding, our Board of Directors values the opinions that our stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, we will continue to hold an advisory say-on-pay vote on an annual basis unless otherwise disclosed. Following this year’s advisory vote, the next scheduled advisory say-on-pay vote will take place at our 2023 annual meeting of stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

20

PROPOSAL 4:

Amendment and Restatement of the 1996 Equity Participation Plan

Overview

We are requesting that our stockholders approve the amendment and restatement of our existing 1996 Equity Participation Plan, or the Equity Plan. In this proxy statement, we sometimes refer to the proposed amended and restated 1996 Equity Participation Plan as the Restated Equity Plan. On June 28, 2022, our Board of Directors approved the Restated Equity Plan, subject to stockholder approval at the annual meeting. The Restated Equity Plan will become effective on the day of the annual meeting, assuming approval of this Proposal 4 by our stockholders.

Summary of Material Amendments.    The Restated Equity Plan will implement the following material changes:

•

Increase in Share Reserve.    If approved by the stockholders, the Restated Equity Plan will provide for an increase of 3,156,000 shares over the number of shares of common stock currently available for issuance under the Equity Plan. The shares remaining available for issuance under the Equity Plan are insufficient to meet our forecasted needs during the year. After carefully forecasting our anticipated workforce, we believe that this increase will be sufficient for at least one year’s worth of equity-based grants under our current compensation program. The Board will continue to evaluate equity needs in the context of the business and broader compensation program in the future.

•

Extension of Time Period for Granting Incentive Stock Options.    The Restated Equity Plan will permit the granting of stock options that are intended to qualify as incentive stock options, or ISOs, as defined under Section 422 of the Internal Revenue Code, or the Code, through June 27, 2032.

The Board recommends that you vote “FOR” the Restated Equity Plan.

Why You Should Vote for the Restated Equity Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy.    Our equity compensation plans are critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis section of this proxy statement, equity incentive awards are central to our compensation program. Our Board of Directors and its Compensation and Human Resources Committee believe that our ability to grant equity incentive awards to new and existing employees, non-employee directors and eligible consultants has helped us attract, retain and motivate world-class talent across a broad base of employees at different levels of the organization. Historically, we have primarily granted stock options and restricted stock unit awards because these forms of equity compensation provide a strong retention value and incentive for our employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial spirit that has made Viasat a success. Our executive officers receive a combination of restricted stock units and performance-based stock options as we believe the forms of these awards continue to drive strong retention value while promoting further alignment with stockholder interests by motivating executive officers to achieve superior performance results.

We believe our strategy is working. During the last two years, our employee turnover rate, inclusive of both voluntary and involuntary turnover, has averaged 12.3%, which is much lower than the annual employee turnover rate for companies in a similar industry. We believe employee retention is particularly important to our success due to the extended time required to design, construct and launch our advanced satellite systems.

Also, our equity incentive program is broad-based, which has worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the world-class talent necessary for our continued growth and success. As of June 8, 2022, 45.8% of our employees held outstanding equity awards and all six of our non-employee directors held outstanding equity awards.

The Equity Plan Will No Longer Have Shares Available for Grant.    Under our current forecasts, the Equity Plan will run out of shares available for grant in less than one year, and we will not be able to continue to grant equity to our employees, non-employee directors and consultants unless our stockholders approve the Restated Equity Plan. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees if we are unable to grant equity awards to them. Equity-based grants are a more effective compensation vehicle than cash at a growth-oriented, entrepreneurial company because they align employee and stockholder interests, while minimizing impact on current income and cash flow.

2022 Proxy Statement 21

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

We Manage Our Equity Incentive Award Use Carefully.    We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Compensation and Human Resources Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain our talented employees. The following table summarizes the equity awards outstanding and shares of our common stock available for grant under our existing equity plans as of June 8, 2022, and the proposed increase in shares authorized for issuance under the Restated Equity Plan. For information about our Employee Stock Purchase Plan, please see “Equity Compensation Plan Information” below.

Equity Compensation Plans as of June 8, 2022

	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)

Equity Plan

Options outstanding (3)	3,064,119	4.1%	$114,138,433

Weighted average exercise price of outstanding options	$58.53

Weighted average remaining term of outstanding options	3.48 years

Restricted stock units outstanding (4)	4,412,712	5.9%	$164,373,522

Shares available for grant	3,163,711	4.2%	$117,848,231

Shares available for grant under Equity Plan (other than the “RigNet Share Reserve”) (5)	2,859,825	3.8%	$106,528,478

Proposed increase in shares available for future issuance under Restated Equity Plan (over existing share reserve under Equity Plan)	3,156,000	4.2%	$117,561,000

RigNet, Inc. 2010 Omnibus Incentive Plan (6)

Options outstanding	47,268	0.1%	$1,760,733

Weighted average exercise price of outstanding options	$109.48

Weighted average remaining term of outstanding options	2.99 years

Restricted stock units outstanding	1,498	0.0%	$55,801

Shares available for grant	—	0.0%	—

RigNet, Inc. 2019 Omnibus Incentive Plan (6)

Options outstanding	10,961	0.0%	$408,297

Weighted average exercise price of outstanding options	$31.28

Weighted average remaining term of outstanding options	4.47 years

Restricted stock units outstanding	151,942	0.2%	$5,659,840

Shares available for grant	303,886	0.4%	$11,319,754

(1)	Based on 75,182,005 shares of Viasat common stock outstanding as of June 8, 2022.

(2)	Based on the closing price per share of Viasat common stock on June 8, 2022 ($37.25).

(3)

Includes an aggregate of 2,423,390 performance-based stock options granted in fiscal years 2022, 2021, 2020, 2019 and 2018 (based on “target” level of performance). Performance-based stock options may be eligible to vest at 175% of the “target” award levels at “maximum” performance. There were no options granted from the RigNet Share Reserve on or after April 30, 2021 and prior to June 8, 2022 that remain outstanding as of June 8, 2022.

(4)

Includes an aggregate of 88,374 restricted stock units that have been granted from the RigNet Share Reserve on or after April 30, 2021 and prior to June 8, 2022 that remain outstanding as of June 8, 2022.

(5)

For purposes of calculating the shares that remain available for grant under the Equity Plan, each “full value” award is counted using the applicable ratio as specified in the Equity Plan and performance-based stock options are calculated assuming “maximum” performance. This number does not include the 303,886 shares available for issuance under the Equity Plan as of June 8, 2022 under the “RigNet

22

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

Share Reserve” (as defined below). As of June 8, 2022, no additional awards will be granted under the Equity Plan out of the RigNet Share Reserve. In connection with Viasat’s acquisition of RigNet, Inc., or RigNet, Viasat assumed the RigNet, Inc. 2019 Omnibus Incentive Plan, or the RigNet 2019 Plan, and certain outstanding awards thereunder, including the assumption of the shares of common stock of RigNet available for issuance under the RigNet 2019 Plan. The shares available for issuance under the RigNet 2019 Plan as of the closing of the acquisition, as well as any shares subject to outstanding awards under the RigNet 2019 Plan as of the closing of the acquisition that became available for issuance under the RigNet 2019 Plan after the closing of the acquisition and prior to June 8, 2022 in accordance with the terms of the RigNet 2019 Plan as a result of the expiration, cancellation or forfeiture of such awards (in each case after appropriate adjustment of the number of shares to reflect the transaction), were available for future awards under the Equity Plan pursuant to an exception from the stockholder approval rules under Nasdaq Stock Market Rule 5635(c)(3) (such shares, the “RigNet Share Reserve”).

(6)

In connection with our acquisition of RigNet in April 2021, we assumed the RigNet 2019 Plan, the RigNet 2010 Omnibus Incentive Plan, that certain Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020, and that certain Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020 (together we refer to these assumed RigNet Plans as the RigNet Plans), and the awards outstanding thereunder, which assumed awards were automatically converted into awards with the right to shares of Viasat common stock (in each case after appropriate adjustment of the number of shares to reflect the transaction). As of June 8, 2022, no awards remain outstanding under that certain Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020, or that certain Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020. No additional awards may be issued under the RigNet Plans.

In fiscal years 2022, 2021 and 2020, our annual gross burn rates under the Equity Plan were 3.79%, 3.71% and 3.13%, respectively (calculated by dividing (1) the number of shares subject to equity awards granted during the applicable fiscal year by (2) the weighted-average number of shares outstanding during such fiscal year). If we multiply each “full-value award” by a multiplier of 2.0 (consistent with the methodology employed by certain proxy advisory firms), the “adjusted” annual gross burn rates under the Equity Plan would be 5.11%, 5.00% and 4.23% for fiscal years 2022, 2021 and 2020, respectively. Our three-year average “adjusted” gross burn rate of 4.78% during this period falls below the applicable ISS burn rate benchmark of 6.32% for Russell 3000 Technology Hardware and Equipment companies. As permitted under the burn rate calculation policy published by ISS, the foregoing burn rate calculations exclude the performance-based stock options granted during fiscal years 2022, 2021 and 2020. In fiscal years 2022, 2021 and 2020, we issued performance-based stock options to purchase an aggregate of 599,292, 784,653 and 603,306 shares of our common stock at “target” performance, respectively, which represented 0.82%, 1.18% and 0.98% of the weighted-average number of shares outstanding during fiscal years 2022, 2021 and 2020, respectively.

In fiscal years 2022, 2021 and 2020, our end of year equity overhang rates for the Equity Plan were 14.87%, 13.49% and 14.45%, respectively (calculated by dividing (1) the number of shares subject to equity awards outstanding at the end of the applicable fiscal year plus the number of shares remaining available for issuance under the Equity Plan at the end of such fiscal year by (2) the number of our shares outstanding at the end of such fiscal year). If approved, the issuance of the additional 3,156,000 shares to be reserved under the Restated Equity Plan would dilute the holdings of stockholders by an additional 4.20%, based on the number of shares of Viasat common stock outstanding as of June 8, 2022.

In requesting approval of the Restated Equity Plan, we are asking stockholders for a pool of shares anticipated for one year’s worth of equity-based grants under our current compensation program to provide a predictable but competitive amount of equity for attracting, retaining and motivating employees, non-employee directors and consultants as we continue to grow. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Equity Plan could last for a shorter or longer time. The Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

The Restated Equity Plan Combines Compensation and Governance Best Practices.    The Restated Equity Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance “best practices” including:

•

Continued broad-based eligibility for equity awards.    We grant equity awards to a significant number of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•

Stockholder approval is required for additional shares.    The Restated Equity Plan does not contain an annual “evergreen” provision. The Restated Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares of our common stock which may be issued under the Restated Equity Plan.

•

No discount stock options or stock appreciation rights.    All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date, we have not granted any stock appreciation rights.

2022 Proxy Statement 23

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

•	Minimum vesting provision. The Restated Equity Plan imposes a minimum one-year vesting requirement on all equity awards, with limited exceptions.

•	No single-trigger vesting of awards for employees. The Restated Equity Plan does not provide employees with any single-trigger accelerated vesting provisions for changes in control.

•

Limitations on awards.    Not more than 1,000,000 shares may be subject to options or stock appreciation rights for any one individual per fiscal year. The Restated Equity Plan also has an individual award limit of 300,000 shares per fiscal year for grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments (except for grants made upon initial service of an employee, which have an award limit of 600,000 shares). In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year with respect to one or more awards initially payable in cash is $5,000,000.

•

Repricing is not allowed.    The Restated Equity Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.

•	No tax gross-ups. The Restated Equity Plan does not provide for any tax gross-ups.

•

Reasonable limit on full value awards.    For purposes of calculating the shares that remain available for issuance under the Restated Equity Plan, grants of stock options and stock appreciation rights will be counted as the grant of one share for each one share actually granted, as described above. However, to protect our stockholders from potentially greater dilutive effect of full value awards, all grants of full value awards will be counted against the Restated Equity Plan’s share reserve as 2 shares for each share subject to full value awards.

•

Reasonable share counting provisions.    In general, and as described in more detail below, when awards granted under the Restated Equity Plan (including RigNet Share Reserve Awards) expire or are canceled, or are settled in cash, or when the shares subject to a full value award are forfeited by the holder or withheld or repurchased by us, including to satisfy any tax withholding obligation with respect to such full value award, the shares reserved for those awards will be returned to the share reserve and be available for future awards in an amount corresponding to the reduction in the share reserve previously made with respect to such award (or, in the case of a RigNet Share Reserve Award that was a full value award, two (2) shares for each share subject to such award) (provided that shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award at a tax withholding rate in excess of the minimum tax withholding obligation shall not be added back to the share reserve to the extent in excess of such minimum tax withholding obligation). However, the following shares will not be returned to the share reserve under the Restated Equity Plan: (1) shares of common stock that are delivered by the grantee or withheld by us as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any option or stock appreciation right; (2) shares purchased on the open market with the cash proceeds from the exercise of options; and (3) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise.

•

Limitations on dividend and dividend equivalent payments on unvested awards.    Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

Stockholder Approval Requirement.    In general, stockholder approval of the Restated Equity Plan will implement the foregoing changes while (1) complying with the terms of the Equity Plan regarding amendments, (2) meeting the stockholder approval requirements of Nasdaq, and (3) preserving our ability to grant stock options under the Restated Equity Plan that are intended to qualify as ISOs.

If this Proposal 4 is not approved, the Restated Equity Plan will not become effective, the existing Equity Plan will continue in full force and effect, and we may continue to grant awards under the Equity Plan, subject to its terms, conditions and limitations, using the shares of our common stock available for issuance thereunder (including the RigNet Share Reserve).

Summary of the Restated Equity Plan

The following is a summary of the Restated Equity Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Equity Plan, a copy of which is attached as Appendix A to this proxy statement.

General Nature and Purpose.    The Restated Equity Plan was adopted (1) to further our growth, development and financial success by providing additional incentives to some of our key employees who have been or will be given responsibility for the management or administration of our business affairs, by assisting them to become owners of our capital stock and thus to benefit directly from our growth, development and financial success, and (2) to enable us to retain the services of the type of professional, technical and managerial employees considered essential to our long-range success, by providing and offering them the opportunity to become owners of our capital stock. The Restated Equity Plan provides for the grant to our executive officers, other key employees, consultants and non-employee directors of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock, restricted stock units, dividend equivalents, stock payments, stock appreciation rights and performance awards.

24

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

Administration.    The Compensation and Human Resources Committee of the Board of Directors will administer the Restated Equity Plan. The full Board of Directors will administer the Restated Equity Plan with respect to awards to non-employee directors. The Compensation and Human Resources Committee and the Board of Directors, as applicable, are referred to in this summary as the plan administrator. In addition to administering the Restated Equity Plan, the plan administrator is also authorized to adopt, amend and rescind rules relating to the administration of the Restated Equity Plan.

Shares Subject to Restated Equity Plan.    The Equity Plan currently provides for the issuance of up to 41,315,000 shares of our common stock, plus the RigNet Share Reserve. If this Proposal 4 is approved, the Restated Equity Plan will provide for the issuance of an additional 3,156,000 shares of our common stock over the existing share reserve under the Equity Plan, and the RigNet Share Reserve will be eliminated. As of June 8, 2022, no additional awards will be granted under the Equity Plan out of the RigNet Share Reserve.

Under the Restated Equity Plan, any shares subject to awards granted out of the RigNet Share Reserve between the closing of the RigNet acquisition and June 8, 2022 that are recycled back into the Restated Equity Plan in accordance with its terms will be added back to the share reserve of the Restated Equity Plan, as discussed below. As of June 8, 2022, awards with respect to a total of 88,374 shares that were granted out of the RigNet Shares under the Plan on or after the RigNet Closing but prior to June 8, 2022 (the RigNet Share Reserve Awards) remained outstanding under the Plan.

Under the terms of the Restated Equity Plan, the shares available for issuance may be used for all types of awards under a fungible pool formula. Pursuant to this fungible pool formula, the available share reserve will be reduced by one share for every one share subject to an option or a stock appreciation right. Full value awards will be counted against the Restated Equity Plan’s available share reserve as 2 shares for each share subject to full value awards. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Equity Plan.

If (1) any award under the Restated Equity Plan (including any RigNet Share Reserve Award) expires or is cancelled without having been fully exercised or paid or such award is settled for cash, (2) any shares subject to a full value award are forfeited by the holder or repurchased by us, or (3) any shares are tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award, then the shares subject to such award may, to the extent of such expiration, cancellation, cash settlement, forfeiture or repurchase, be used again for new grants under the Restated Equity Plan in an amount corresponding to the reduction in the share reserve previously made with respect to such award (or, in the case of a RigNet Share Reserve Award that was a full value award, two (2) shares for each share subject to such award).

Notwithstanding the foregoing, the following shares will not be added to the shares authorized for grant under the Restated Equity Plan: (1) any shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation with respect to an option or stock appreciation right, (2) any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, (3) any shares purchased on the open market with the cash proceeds from the exercise of options, and (4) any shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award at a tax withholding rate in excess of the minimum tax withholding obligation, to the extent in excess of such minimum tax withholding obligation.

The number of shares subject to the Restated Equity Plan, and the limitations on the number of shares subject to grants and awards under the Restated Equity Plan, may in the discretion of the plan administrator be adjusted to reflect changes in our capitalization or certain corporate events which are described more fully in the Restated Equity Plan, but include stock splits, recapitalizations, reorganizations and reclassifications. In the event of an equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the Restated Equity Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to awards to a participant during any fiscal year).

Under the Restated Equity Plan, not more than 1,000,000 shares may be subject to options or stock appreciation rights for any one individual per fiscal year. The Restated Equity Plan also has an individual award limit of 300,000 shares per fiscal year for grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments (except for grants made upon initial service of an employee, which has an award limit of 600,000 shares). In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year with respect to one or more awards initially payable in cash shall be $5,000,000.

Eligibility.    Any employee, consultant or non-employee director selected by the plan administrator is eligible to receive equity awards under the Restated Equity Plan. The plan administrator, in its absolute discretion, will determine (1) among the eligible participants the individuals to whom awards are to be granted, (2) the number of shares to be granted, and (3) the terms and

2022 Proxy Statement 25

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

conditions of the awards. As of June 8, 2022, outstanding equity awards have been issued to approximately 3,300 of our approximately 7,200 employees, to none of our approximately 520 consultants, and to all six of our non-employee directors under the Equity Plan.

Purchase Price of Optioned Shares.    The price per share of the shares subject to each option is set by the plan administrator. However, the price per share cannot be less than fair market value on the date the option is granted. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of Viasat or any subsidiary or parent corporation of Viasat, the exercise price per share for each such option cannot be less than 110% of the fair market value of a share of common stock on the date the option is granted. On June 8, 2022, the closing price of Viasat common stock on the Nasdaq Global Select Market was $37.25 per share.

Terms of Options.    The term of an option is set by the plan administrator in its discretion. However, the term of an option cannot exceed six years under the Restated Equity Plan. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of Viasat, the term may not exceed five years.

Exercise of Options.    Upon the exercise of an option under the Restated Equity Plan, the optionee must make full cash payment to the Corporate Secretary of Viasat for the shares with respect to which the option, or portion of the option, is exercised. However, the plan administrator may in its discretion allow various forms of payment, which are described in the Restated Equity Plan.

Other Stock Awards.    The Restated Equity Plan allows for various other awards including restricted stock, performance awards, dividend equivalents, restricted stock units, stock payments and stock appreciation rights. Except as expressly permitted by the Restated Equity Plan, awards of restricted stock will have a minimum vesting schedule of three years (except for restricted stock performance awards, which will have a minimum performance period of one year). The term of a stock appreciation right cannot exceed six years under the Restated Equity Plan and the exercise price per share of a stock appreciation right cannot be less than fair market value on the date the stock appreciation right is granted. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

Director Compensation.    During the term of the Restated Equity Plan, a person who is initially elected to the Board of Directors and who is a non-employee director at that time is automatically granted 3,000 restricted stock units and an option to purchase 9,000 shares of common stock. At each subsequent annual meeting of stockholders, each non-employee director will automatically be granted 1,600 restricted stock units and an option to purchase 5,000 shares of common stock. The initial equity awards granted to non-employee directors vest in three equal annual installments on the first three anniversaries of the date of grant. The annual equity award grants to non-employee directors vest in full on the first anniversary of the date of grant. Under the Restated Equity Plan, awards to non-employee directors will be eligible for accelerated vesting in the event of a change in control or the director’s death or disability.

Performance Criteria.    Under the Restated Equity Plan, the plan administrator may grant awards that are paid, vest or become exercisable upon the attainment of performance criteria, which may include, but are not limited to, one or more of the following business criteria with respect to us, any of which may be measured with respect to our performance or the performance of a division, business unit or an individual:

•	net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization),

•	gross or net sales or revenue,

•	net income (either before or after taxes),

•	operating earnings or profit,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on assets,

•	return on capital,

•	return on stockholders’ equity,

•	return on sales,

•	gross or net profit or operating margin,

•	costs,

•	funds from operations,

•	expenses,

•	working capital,

•	earnings per share, or

•	price per share of Viasat common stock.

26

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

The plan administrator will select the performance criteria (and any permissible objectively determinable adjustments) for each performance award for purposes of establishing the performance goal(s) applicable to such performance award for the designated performance period. With regard to a particular performance period, the plan administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

Minimum Vesting Requirement.    The Restated Equity Plan contains a minimum vesting period which provides that no award agreements will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that the plan administrator may accelerate the vesting of an award in the case of a participant’s termination of service, death or disability, or a Corporate Transaction or Change in Control (each as defined in the Restated Equity Plan or in the applicable award agreement), notwithstanding such minimum vesting provisions; and provided further that, the minimum vesting restrictions will not apply to (1) awards granted after the effective date of the Restated Equity Plan that cover, in the aggregate, no more than 5% of the shares of common stock reserved for issuance under the Restated Equity Plan, (2) awards delivered in lieu of fully-vested cash-based awards under the Restated Equity Plan (or other fully-vested cash awards or payments), and (3) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of our stockholders to the next annual meeting of our stockholders (so long as such period is at least 50 weeks).

No Repricing.    The Restated Equity Plan prohibits the repricing or other exchange of underwater stock options or stock appreciation rights for new awards or cash without prior stockholder approval.

Amendment and Termination of the Plan.    The Restated Equity Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the plan administrator. However, stockholder approval will be obtained of any amendment or modification to the extent required by applicable law, regulation or rule. The Restated Equity Plan will continue until terminated by the plan administrator. No incentive stock options may be granted under the Restated Equity Plan after June 27, 2032.

Securities Laws.    The Restated Equity Plan is intended to comply with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3.

U.S. Federal Income Tax Consequences

The following is a general discussion of the principal federal income tax considerations for both Viasat and the recipients of the various awards under the Restated Equity Plan, and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. The following discussion is intended for general information only. The tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Consequences to Employees: Incentive Stock Options.    No income is recognized for federal income tax purposes by an optionee at the time an incentive stock option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an incentive stock option. If the optionee makes no disposition of the common stock received upon exercise of an incentive stock option within two years from the date such option was granted or one year from the date the option is exercised, the optionee will recognize capital gain or loss when he or she disposes of the common stock. This gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the common stock at the time of disposition. The exercise of an incentive stock option will give rise to an item of adjustment that may result in alternative minimum tax liability for the optionee. If the optionee disposes of the common stock acquired upon exercise of an incentive stock option within two years after being granted the option or within one year after acquiring the common stock, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent that (1) the lesser of (a) the fair market value of the shares on the date the incentive stock option was exercised or (b) the fair market value at the time of such disposition exceeds (2) the incentive stock option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the length of time the shares have been held.

Consequences to Employees: Non-Qualified Stock Options.    No income is recognized for federal income tax purposes by an optionee at the time a non-qualified stock option is granted. In general, at the time shares of common stock are issued to an optionee pursuant to exercise of a non-qualified stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize gain or loss on the subsequent sale of common stock acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the selling price and the tax basis of the common stock, which will include the price paid plus the amount included in the optionee’s income by reason of the exercise of the non-qualified stock option. Provided the shares of common stock are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

2022 Proxy Statement 27

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

Consequences to Viasat: Incentive Stock Options.    We will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an incentive stock option. There are also no federal income tax consequences to us as a result of the disposition of common stock acquired upon exercise of an incentive stock option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, we will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee as ordinary income.

Consequences to Viasat: Non-Qualified Stock Options.    Generally, we will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of a non-qualified stock option.

Restricted Stock.    Generally, a participant in the Restated Equity Plan will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Restated Equity Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code. Viasat will be eligible for a tax deduction as a compensation expense at the time the participant recognizes ordinary income equal to the amount of income recognized.

Stock Appreciation Rights.    A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, Viasat will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Performance Awards, Dividend Equivalents, Restricted Stock Units and Stock Payments.    A participant will have ordinary income upon receipt of stock or cash payable under a performance award, dividend equivalents, restricted stock units and stock payments. Viasat will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m).     Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain “covered employees” exceeds $1 million in any one taxable year. Prior to the Tax Cuts and Jobs Act of 2017, or TCJA, covered employees generally consisted of our chief executive officer and each of the next three highest compensated officers serving at the end of the taxable year other than our chief financial officer, and the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain restrictive conditions stated under the Code and related regulations. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated, and the definition of covered employees was expanded to generally include all named executive officers. Certain awards under the Equity Plan granted prior to November 2, 2017 may be grandfathered from the changes made by the TCJA under certain limited transition relief, however, for grants after that date and any grants which are not grandfathered, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. There is no guarantee that any awards will be eligible for the transition relief or that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Equity Plan or the Restated Equity Plan.

New Plan Benefits

The number of awards that an eligible individual may receive under the Restated Equity Plan is in the discretion of the Board of Directors or the Compensation and Human Resources Committee and therefore cannot be determined in advance. As noted above, the Restated Equity Plan provides for automatic grants of restricted stock unit awards and stock options to non-employee directors. Other than these automatic awards, neither the Compensation and Human Resources Committee nor the Board of Directors has made any determination to grant any awards to any persons under the Restated Equity Plan as of the date of this proxy statement.

28

PROPOSAL 4 • Amendment and Restatement of the 1996 Equity Participation Plan

Plan Benefits Under Equity Plan

For illustrative purposes only, the following table sets forth the aggregate number of shares subject to restricted stock unit awards and stock options granted under the Equity Plan during the last fiscal year to the following individuals and groups:

Name or Group	Number of Shares Subject to Restricted Stock Units Granted (#)	Number of Shares Underlying Options Granted (#) (1)

Richard Baldridge	87,451	142,687

Mark Dankberg	88,518	142,687

Shawn Duffy	18,678	30,040

Kevin Harkenrider	20,354	34,546

Mark Miller	17,700	30,040

All current executive officers, as a group (15 persons)	370,114	599,292

All current directors who are not executive officers, as a group (6 persons)	9,600	30,000

All nominees for election as a director (3 persons)	90,651	152,687

Each associate of any such directors, executive officers or nominees	—	—

Each other person who received or is to receive 5% of such options, warrants or rights	—	—

All other employees, as a group	1,527,308	—

(1)

For purposes of the table above, performance-based stock options are included at “target” levels. Performance-based stock options may be eligible to vest at 175% of the “target” award levels at “maximum” performance. For a more detailed discussion of the performance-based stock options, see the “Executive Compensation” section below.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment and restatement of the Equity Plan.

2022 Proxy Statement 29

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of Viasat common stock as of July 1, 2022 by (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of Viasat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of Viasat common stock.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent Beneficial Ownership (%) (3)
Directors and Officers:
Mark Dankberg	1,805,940	(4)	2.4
Robert Johnson	717,896	(5)	*
Mark Miller	427,641	(6)	*
Richard Baldridge	303,046	(7)	*
Shawn Duffy	78,157	(8)	*
John Stenbit	47,600	(9)	*
Kevin Harkenrider	45,860	(10)	*
Varsha Rao	36,650	(11)	*
Sean Pak	31,800	(12)	*
Theresa Wise	14,600	(13)	*
James Bridenstine	4,000	(14)	*
All directors, named executive officers and executive officers as a group (21 persons)	3,772,594		4.9
Other 5% Stockholders:
The Baupost Group, L.L.C.	16,288,959	(15)	21.6
The Vanguard Group	6,534,668	(16)	8.6
BlackRock, Inc.	6,301,804	(17)	8.3
FPR Partners, LLC	5,230,410	(18)	6.9

*	Less than 1%.

(1)

This table shows beneficial ownership of our common stock as calculated under SEC rules, which specify that a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address of each person or entity named is c/o Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2022 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2022 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2022.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 75,551,823 shares of common stock outstanding on July 1, 2022 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2022.

(4)

Includes (a) 140,000 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2022, (b) 69,365 shares held by the Dankberg Family Foundation, (c) 1,593,707 shares held by the Dankberg Family Trust, and (d) 587,049 shares pledged as collateral in a brokerage liquidity access line. With respect to the shares pledged by Mr. Dankberg, it should be noted that (i) Mr. Dankberg’s pledged shares are not designed to shift or hedge any economic risk associated with his ownership of Viasat common stock, (ii) the total number of shares of Viasat common stock pledged under this arrangement constituted less than 1.0% of the total outstanding shares of Viasat common stock as of July 1, 2022, (iii) the maximum aggregate principal amount of advances secured by Mr. Dankberg’s pledged shares is $10 million, which, based on the closing price of Viasat common stock on July 1, 2022, would be equivalent to only approximately 355,240 shares of Viasat common stock, and (iv) Mr. Dankberg has advised us that he has the financial capacity to repay any advance under his agreement without resort to the pledged shares.

30

OWNERSHIP OF SECURITIES • Beneficial Ownership Table

(5)	Includes (a) 25,000 shares subject to options exercisable by Mr. Johnson within 60 days after July 1, 2022, and (b) 681,696 shares held by the Robert W. Johnson Revocable Trust dated 8/13/1992.

(6)

Includes (a) 10,000 shares subject to options exercisable by Mr. Miller within 60 days after July 1, 2022, (b) 89,249 shares subject to restricted stock units that are scheduled to vest within 60 days after July 1, 2022 and (c) 325,874 shares subject to the Miller Family Trust dated 11/13/2000.

(7)	Includes (a) 112,500 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2022, and (b) 187,289 shares held by the Richard and Donna Baldridge Family Trust.

(8)	Includes 27,500 shares subject to options exercisable by Ms. Duffy within 60 days after July 1, 2022.

(9)	Includes (a) 25,000 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2022, and (b) 21,000 shares held by the Pietje 2012 Gift Trust.

(10)	Includes 21,500 shares subject to options exercisable by Mr. Harkenrider within 60 days after July 1, 2022.

(11)	Includes 29,000 shares subject to options exercisable by Ms. Rao within 60 days after July 1, 2022.

(12)

Includes (a) 24,000 shares subject to options exercisable by Mr. Pak within 60 days after July 1, 2022, and (b) 7,800 shares held by the Sean S. Pak and Caroline K. Shin Revocable Trust dated April 29, 2015.

(13)	Includes 11,000 shares subject to options exercisable by Dr. Wise within 60 days after July 1, 2022.

(14)	Includes 3,000 shares subject to options exercisable by Mr. Bridenstine within 60 days after July 1, 2022 and (b) 1,000 shares held by the JBMB 2021 Trust.

(15)

Based solely on information contained in a Schedule 13D/A jointly filed with the SEC on November 10, 2021 by The Baupost Group, L.L.C. (Baupost), Baupost Group GP, L.L.C. (Baupost GP) and Seth A. Klarman. Such Schedule states that Baupost, Baupost GP and Mr. Klarman have shared voting and dispositive power over 16,288,959 shares. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain private investment limited partnerships. Baupost GP is the manager of Baupost. Mr. Klarman is the sole managing member of Baupost GP and a controlling person of Baupost. The address of Baupost, Baupost GP and Mr. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(16)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group (Vanguard). Such Schedule states that Vanguard has shared voting power over 32,711 shares, sole dispositive power over 6,444,424 shares and shared dispositive power over 90,244 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(17)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 7, 2022 by BlackRock, Inc. Such Schedule states that BlackRock, Inc. has sole voting power over 6,058,838 shares and sole dispositive power over 6,301,804 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(18)

Based solely on information contained in a Schedule 13G/A jointly filed with the SEC on February 14, 2022 by FPR Partners, LLC (FPR), Andrew Raab and Bob Peck. Such Schedule states that FPR has sole voting and dispositive power over 5,230,410 shares, and that Mr. Raab and Mr. Peck have shared voting and dispositive power over 5,230,410 shares. FPR is a registered investment adviser and acts as an investment manager to certain limited partnerships. Mr. Raab and Mr. Peck are the senior managing members of FPR. The address of FPR, Mr. Raab and Mr. Peck is 199 Fremont Street, Suite 2500, San Francisco, California 94105.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Viasat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% beneficial owners complied with the Section 16(a) filing requirements during the fiscal year ended March 31, 2022, with the following exception: a late report was filed on behalf of Mr. Stenbit on September 7, 2021 with respect to a gift of common stock.

2022 Proxy Statement 31

EXECUTIVE COMPENSATION

QUICK REFERENCE GUIDE:

Compensation Discussion and Analysis

Richard Baldridge

Vice Chairman and Former

President and Chief Executive Officer

Mark Dankberg

Chairman of the Board, Chief

Executive   Officer and Former Executive Chairman

Shawn Duffy

Senior Vice President and

Chief Financial Officer

Kevin Harkenrider

Executive Vice President and

Chief Operating Officer

Mark Miller

Executive Vice President and

Chief Technical Officer

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2022 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to our performance and each of the following aspects of our executive compensation program:

•  overview and objectives of our executive compensation program,

•  explanation of our executive compensation decision-making processes and criteria,

•  description of the components of our executive compensation program, and

•  discussion of how each component helps us achieve our overall compensation objectives.

32

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Business Overview and Fiscal Year 2022 Performance Highlights

We are an innovator in communications technologies and services, focused on making connectivity accessible, available and secure for all. Our end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables us to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers, military and government users around the globe, whether on the ground, in the air or at sea. In addition, our government business includes a market-leading portfolio of military tactical data link systems, satellite communication products and services, and cybersecurity and information assurance products and services. We believe that our diversification strategy—anchored in a broad portfolio of products and services—our vertical integration approach and our ability to effectively cross-deploy technologies between government and commercial applications and segments as well as across different geographic markets, provide us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

Performance Highlights

We posted strong results for fiscal year 2022, as revenue increased 24% year-over-year to a record $2.8 billion, GAAP net income1 declined to a loss of $16 million, largely related to significant acquisition expenses and amortization of acquired intangibles, and Adjusted EBITDA2 increased 15% year-over-year to a record $611 million. Our fiscal year 2022 financial results were consistent with the expectations we previously described, which were intended to reflect earnings growth potential, funding for ViaSat-3 investments, balance sheet and leverage targets, and a continued emphasis on growth investments. We also achieved the following key strategic and developmental objectives in fiscal year 2022:

•	Reached agreement to acquire Inmarsat, an innovative, global provider of mobile satellite services;

•

Enhanced global capabilities ahead of the launch of the ViaSat-3 satellite constellation through the closing of strategic acquisitions of RigNet, Inc. (RigNet) and the remaining equity interests in Euro Broadband Infrastructure Sàrl (EBI);

•	Received in-flight connectivity (IFC) awards from new and existing airlines, as air traffic has shown signs of improvement from COVID-19 lows;

•	Continued progress toward the launch of the ViaSat-3 satellite constellation, with the final stage of payload testing for the ViaSat-3 (Americas) satellite completed subsequent to fiscal year end; and

•	Awarded 2021 Global Satellite Business of the Year by Euroconsult.

[1]	We define GAAP net income as net income (loss) attributable to Viasat, Inc. common stockholders.

[2]

We define Adjusted EBITDA as net income (loss) attributable to Viasat, Inc. before interest, income taxes, depreciation and amortization, adjusted to exclude certain significant items. An itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA for fiscal year 2022 is set forth below in this Compensation Discussion and Analysis.

Investing in our Future

We continue to invest heavily in positioning Viasat for long-term success. Due to the upfront investment necessary to grow our satellite fleet, our financial growth is not linear or coincident with research and development, or R&D, spending. However, strong revenues and order flow demonstrate that our long-term strategy is working. Our investments have allowed us to make significant progress toward completing our global constellation of ViaSat-3 satellites. Subsequent to fiscal year end, we completed the final stage of payload testing for the ViaSat-3 (Americas) satellite, and we continue to focus on the payloads for the second and third satellites, ViaSat-3 (EMEA) and ViaSat-3 (APAC). Our third-generation ViaSat-3 satellites offer a new satellite architecture with miniaturized electronics and more productive and efficient antenna designs. This new satellite design is expected to significantly expand the geographic coverage area and data capacity of each satellite and to further enhance our ability to flexibly and dynamically allocate capacity to match geographic demand, resulting in greater speed, availability and cost-efficiency of our proprietary Ka-band satellite network. Furthermore, we are now working on the design of our next-generation ViaSat-4 satellite system, which is expected to yield another significant productivity gain relative to ViaSat-3 class satellites. We believe our history since inception of developing proprietary and innovative satellite technologies spanning spacecraft, ground infrastructure, user terminals and network design demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our customers whether on the ground, in the air or at sea.

As the capacity and geographic coverage areas of our satellite systems continue to increase with each generation of our high-capacity Ka-band satellite designs, we expect the addressable markets for our broadband technologies, products and services to continue to expand. Higher capacity, more flexible satellites will allow us to offer a broader array of cost-effective, high-quality broadband services that can be tailored to different geographic regions and bandwidth usage demand. In addition, we expect that the coverage, density and dynamic bandwidth allocation of our next-generation broadband satellites will allow us to pursue attractive new opportunities, such as the maritime market (which shares many of the same characteristics as the commercial air mobility market in which we have been successful), and to further expand existing businesses, such as our Prepaid Internet business. Although it will take a few years until we realize all the benefits of these technology investments, we believe that they uniquely position us to capitalize on future opportunities to grow our business and create significant stockholder value.

2022 Proxy Statement 33

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Executive Compensation Decisions Informed by Stockholder Feedback

Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy and governance and compensation practices, and to address any concerns they may have. During fiscal year 2022, we engaged in substantive conversations with stockholders representing approximately 60% of our total outstanding common stock.

Our Board of Directors and our Compensation and Human Resources Committee, or the Committee, have demonstrated responsiveness to feedback received during these discussions through the changes we have made to our executive compensation program, as described below.

What We Heard	What We Did

Seek further alignment of executive compensation with long-term stockholder interests	Implemented a performance-based equity program in fiscal year 2018 and maintained program in subsequent years

Increase weighting of objective, financial criteria in determining annual bonus payouts	Increased weighting of objective, financial criteria in bonus determination to 50% for Chief Executive Officer, consistent with weighting for all other executive officers, in fiscal year 2020

Replace target annual bonus ranges with specific target annual bonus percentages for each executive officer	Shifted to a specific annual bonus target for annual incentive compensation in fiscal year 2020

Adopt a maximum cap on annual bonus payouts	Implemented a maximum annual bonus payout, equal to 250% of target, for all executive officers in fiscal year 2020

Provide additional disclosure about peer group selection process	Enhanced peer group disclosure included in proxy statement

Implement a clawback policy	Adopted a clawback policy in fiscal year 2021 to enable recovery of cash and equity incentive compensation related to a financial restatement resulting from an executive officer’s misconduct

Overview and Objectives of Executive Compensation Program

Key Features of Our Executive Compensation Policies and Practices

What We Do	What We Don’t Do
☑ Establish the vast majority of executive officer pay on business performance

☒  No repricing of underwater stock options without stockholder approval

☒  No single trigger change in control provisions for executive officers

☒  No excise tax gross-ups

☒  No employment contracts unless required by law

☒  No guaranteed base salary increases, bonuses or annual equity award values

☒  No compensation plans that encourage excessive or unnecessary risk taking

☑ Maintain meaningful executive officer and non-employee director stock ownership guidelines
☑ Provide a limited number of perquisites
☑ Prohibit short sales and hedging of Viasat stock by executive officers and directors
☑ Maintain a clawback policy
☑ Maintain stock ownership guidelines
☑ Use multiple performance measures and caps on potential incentive payments
☑ Engage an independent compensation consultant

Compensation Objectives

The objectives of our executive compensation program are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management

34

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives with compensation that is competitive and fair. Because our executive compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation.    We strongly believe that a significant amount of executive compensation should be designed to reward superior performance, and we believe that our executive officers should be accountable for the overall performance of our business as well as their individual performance. To achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual bonuses are based on, among other things, pre-established corporate financial performance metrics and operational targets, and individual performance. Also, during fiscal year 2018, we introduced performance-based stock options as a significant component of our long-term incentives for our executive officers, as described below. As illustrated below, a significant portion of the total direct compensation for our Named Executive Officers is delivered as variable performance-based compensation, including time-based restricted stock units and performance–based stock options, the value of which is driven by stock price performance. Variable incentive-based compensation accounted for approximately 89.4% of total direct compensation for our Chief Executive Officer and an average of approximately 81.1% of total direct compensation for our Named Executive Officers other than our Executive Chairman in fiscal year 2022. Incentive-based compensation accounted for approximately 89.4% of total direct compensation for our Executive Chairman.

Alignment with Stockholder Interests.    We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are closely aligned with the interests of our stockholders. We accomplish this objective in multiple ways. First, a significant portion of our Named Executive Officer compensation is linked to achievement of rigorous financial and operational performance metrics. Second, we have adopted stock ownership guidelines that require our executive officers to own a significant amount of Viasat stock. Third, we grant performance-based stock options as a significant part of our long-term equity award program, which provide our executive officers with an opportunity to earn a number of stock options based, in part, on Viasat’s total shareholder return, or TSR, relative to the TSR of the companies that comprise the S&P MidCap 400 Index measured over a four-year performance period and, in part, based on continued service for that performance period. We have also adopted a clawback policy to allow the Committee to recover incentive compensation from an executive officer in the event of a financial restatement resulting from such executive officer’s misconduct, as further described below.

Structure Allows Competitive and Fair Compensation Packages.    We believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel. Stockholders are accordingly best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create compensation packages for our executive officers that deliver compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

2022 Proxy Statement 35

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Decision-Making Processes and Criteria

The Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending certain components of executive officer compensation to our Board of Directors for approval. The Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Effective December 2020, the Board adopted and approved an amended and restated Compensation Committee charter that delegates authority to the Compensation Committee to review and approve the compensation for the company’s Chief Executive Officer and the other executive officers of the company. Each member of the Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Committee charter can be found on the Investor Relations section of our website at investors.viasat.com.

In fiscal year 2022, the Committee again engaged the executive compensation consulting firm, Compensia, to provide analysis and advice on matters relating to executive officer compensation and benefits practices. After conducting an evaluation using the factors established by the SEC and Nasdaq, the Committee determined that Compensia is independent and that there is no conflict of interest arising from the work performed by Compensia during fiscal year 2022.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. In determining each component of executive compensation, the Committee generally considers each of the following factors:

•	industry compensation data,

•	individual performance and contributions,

•	company financial and operational performance,

•	company strategic positioning,

•	total executive compensation,

•	affordability of cash compensation based on Viasat’s financial results,

•	availability and affordability of shares for equity awards, and

•	stockholder feedback, including the results of say-on-pay votes.

Peer Group Selection Process.    As part of the process of determining executive compensation, the Committee reviews competitive executive compensation data of relevant companies from across the industries in which we primarily operate. Through a thorough evaluation process that takes place on an annual basis, the Committee identifies the appropriate group of companies to reference as a peer group for compensation comparison purposes. The peer group was selected based on a variety of factors, including industry, revenue, business model and market capitalization. The Committee also reviewed competitive market information from the Radford Global Technology survey, a globally recognized compensation survey containing market information of companies in the technology industry. An overview of the key criteria considered and process followed by the Committee to determine the appropriate peer group is summarized below:

Factors Considered for Peer Group Selection	• Industry • Revenue • Business Model • Market Capitalization	• Provides multiple lenses to review potentially comparable companies

Additional Inputs Used for Compensation Decisions	• Competitive market information from the Radford Global Technology survey, a globally recognized compensation survey containing market information of companies in the technology industry

•  Permits the Committee to review aggregated compensation data for positions similar to those held by executive officers in the technology industry

•  Provides comprehensive survey data including pooled compensation data for positions closely akin to those held by each executive officer

•  Allows for the Committee to compare executive officers to those across a wide range of organizations outside of Viasat’s traditional, and limited, group of competitors

•  Individual company compensation data for companies in the survey was not provided to the Committee

36

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

For fiscal year 2022 compensation decisions, the Committee approved a peer group consisting of the following companies:

Fiscal Year 2022 Peer Group
Technology	Network/Communications	Aerospace
Akamai Technologies Inc.

Citrix Systems Inc.

Coherent Inc.	Ciena Corporation

Equinix Inc.	Cogent Communications Holdings, Inc.

IAC/Interactivecorp	GTT Communications, Inc.	Spirit Aerosystems Holdings, Inc.

LogmeIn, Inc.	Lumentum Holdings Inc.	Transdigm Group Inc.

Nuance Communications, Inc.	SBA Communications Corp

Nutanix, Inc.	Vonage Holdings Corp

Palo Alto Networks Inc.

PTC Inc.

Wolfspeed, Inc.

In evaluating our peer group for fiscal year 2022, the Committee determined that no changes were required from the fiscal year 2021 peer group because it continued to be comprised of companies with revenues generally ranging between 0.5x and 2.5x of Viasat’s revenues for the most recently completed fiscal year, with Viasat placing in approximately the 55th percentile among the nineteen peer group companies based on the data available to the Committee at the time the peer group was selected.

Individual Performance and Contributions.    The Committee assesses individual executive performance and contributions. The individual performance assessments made by the Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer provides input to the Committee on the individual performance and contributions of our executive officers other than himself. With respect to assessing the individual performance of our Chief Executive Officer, the Committee relies on an annual assessment completed by our Nomination, Evaluation and Corporate Governance Committee. While the Committee believes input from management and outside advisors is valuable, the Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial and Operational Performance.    A major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial and operational performance. These financial and operational performance metrics are important factors considered by the Committee in determining base salary, annual bonuses and equity awards.

Company Strategic Positioning.    Given the importance of the long-term performance of the company, the current strategic positioning of the company is also a significant factor in the assessment of our executive compensation program and the determination of executive compensation components. The Committee considers the strategic positioning of the company as a basis for determining base salaries, annual bonuses, equity award allocations and other executive compensation.

Total Executive Compensation.    In addition to reviewing each component of executive compensation, the Committee also considers the total direct compensation of each executive officer. This review of total compensation is completed to assure that each executive officer’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.    Prior to completing its executive compensation review and evaluation, the Committee confirms that proposed cash compensation is affordable under and consistent with Viasat’s financial results. With respect to equity awards, the Committee confirms the availability and affordability of shares prior to granting the equity awards to our executive officers. To the extent the Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Committee and any subsequent recommendation to the Board.

The Role of Stockholder Feedback.    As described above, our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy, and corporate governance and compensation practices, and to address any concerns they may have. We also hold annual non-binding advisory say-on-pay votes on our Named Executive Officer compensation, with the most recent say-on-pay vote held in September 2021, with a substantial majority of stockholder votes cast in favor of our say-on-pay proposal. As the Committee evaluated our executive

2022 Proxy Statement 37

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

compensation policies and practices throughout fiscal year 2022, they were mindful of the level of support for the say-on-pay vote held at our annual meeting in September 2021 and the input our stockholders expressed for our compensation philosophy and objectives. The Committee will continue to consider the outcome of future say-on-pay votes and material stockholder feedback when making future compensation decisions for executive officers.

Determination of Compensation.    The Committee and the Board hold several meetings each year for the review, evaluation and determination of executive compensation. The Committee determines the appropriate compensation for each individual executive officer after considering the factors described in the preceding paragraphs.

We do not believe that it is appropriate to establish compensation levels solely by benchmarking. Instead, we rely upon the judgment of the Committee members in formulating compensation recommendations, after reviewing competitive compensation market data and the performance of the company, and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, individual contributions, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive compensation market data paid by other companies is one of the many factors the Committee considers in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, we incorporate flexibility into our executive compensation program and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between long-term equity awards and cash payments to meet our objectives and an apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation components is designed to reward results, align compensation with stockholder interests and fairly compensate our executive officers through a combination of cash and long-term equity awards.

Components of Our Compensation Program

The components of our executive compensation program are the following: base salary, annual bonuses, long-term incentive compensation in the form of equity awards and certain other benefits that are generally available to all our employees.

Base Salary.    In evaluating base salaries, the Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by its compensation consultant, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Committee considers to what extent the executive officer:

•	sustains a high level of performance,

•	demonstrates leadership and success in contributing toward Viasat’s achievement of key business and financial objectives,

•	contributes significantly to the development and execution of Viasat’s long-term strategy,

•	has a proven ability to help create stockholder value, and

•	possesses highly developed skills and abilities critical to Viasat’s success.

In assessing individual executive performance and contributions for fiscal year 2022 base salary determination purposes, the Committee considered the individual contributions toward the achievement of key strategic objectives, such as record revenue and Adjusted EBITDA, the continued advancement of our next-generation, high-capacity ViaSat-3 satellite program, including strategic positioning efforts in key geographies that will be covered by ViaSat-3 satellites; our continued disruption of the IFC market, including growing aircraft in service; and the receipt of multiple awards related to workplace culture. The following table sets forth the base salaries for fiscal years 2021 and 2022 for each of our Named Executive Officers.

Fiscal Year End 2021 and Fiscal Year End 2022 Base Salary

Executive	Fiscal Year End 2021 Base Salary ($)	Fiscal Year End 2022 Base Salary ($)	Percentage Increase (%)
Richard Baldridge	1,300,000	1,300,000	—
Mark Dankberg	1,300,000	1,300,000	—
Shawn Duffy	575,000	600,000	4.3
Kevin Harkenrider (1)	575,000	700,000	21.7
Mark Miller	550,000	575,000	4.5

(1)

Mr. Harkenrider was promoted to Executive Vice President and Chief Operating Officer in fiscal year 2022, and his base salary was increased in connection with such promotion to reflect the increased responsibilities of his role.

38

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Annual Bonuses.    Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests, and attracting and retaining top level executive officers in our industry, the Committee approved annual bonuses for fiscal year 2022 to our Named Executive Officers. In determining annual bonus awards, the Board and the Committee considered industry compensation surveys, compensation data from peer group companies and achievement of certain company and individual performance objectives. Target bonus opportunities for our Named Executive Officers, as set forth in the table below, are determined by the Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. The Committee also considers the expected contributions of each executive officer toward the overall success of the company.

The Board and the Committee also retain discretion to take additional factors into account in determining final annual bonus awards (such as market conditions, key awards, total executive compensation, strategic positioning, additional company financial metrics or extraordinary individual contributions) and may make bonus payouts above or below the target bonus opportunities, to the extent appropriate.

Following a thorough review of the executive compensation program, including an evaluation of feedback received through the Company’s stockholder engagement program, in fiscal year 2020 the Committee shifted to setting a specific target bonus as a percentage of base salary, rather than a target bonus range as a percentage of base salary. Furthermore, the Committee established a maximum bonus payout opportunity of 250% of each executive officer’s target bonus. These features were maintained in fiscal year 2022.

Named Executive Officers Annual Metric Selection and Bonus Determination.    For fiscal year 2022, the metrics considered for determining annual bonuses for our Named Executive Officers included Viasat’s annual financial performance and individual performance. The annual performance metrics, both financial and individual, are intended to be challenging and rigorous, but achievable through a sustained level of high performance.

•

Financial performance objectives (50% of annual bonus determination):    Financial metrics were set based on an internally-developed financial plan approved by our Board at the beginning of the fiscal year. The financial metrics selected for the annual bonus are intended to balance incentivizing strong short-term performance while also retaining alignment to the execution of our long-term strategy.

•

Individual performance objectives (50% of annual bonus determination):    Individual leadership and strategic objectives are determined by the Committee, with the objectives for the executive officers (other than our Chief Executive Officer) based on input and recommendations from our Chief Executive Officer. Individual leadership and strategic objectives for our Chief Executive Officer are determined by the Committee based on the recommendation of the Nomination, Evaluation and Corporate Governance Committee. Metrics are qualitative in nature; each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon an evaluation of individual performance by the Committee.

The table below describes the company financial and individual performance objectives and weighting of each objective used for determining annual bonuses for all our executive officers for fiscal year 2022:

Fiscal Year 2022 Bonus Objectives

Performance Metric	Approximate Weighting (%)	FY 2022 Objective	FY 2022 Actual Results

Financial — Non-GAAP Diluted Net Income Per Share Attributable to Viasat, Inc. Common Stockholders (1)	10	$0.90	$1.18

Financial — Adjusted EBITDA (2)	12.5	$589.8 million	$611.2 million

Financial — New Contract Awards	7.5	$2,607.6 million	$2,648.5 million

Financial — Total Revenues	12.5	$2,894.9 million	$2,787.6 million

Financial — Net Operating Asset Turnover	7.5	12.75	10.19

Individual — Strategic Performance	25	—	—

Individual — Leadership Performance	25	—	—

2022 Proxy Statement 39

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

(1)	An itemized reconciliation between net income (loss) attributable to Viasat, Inc. common stockholders on a GAAP and non-GAAP basis for fiscal year 2022 is set forth below:

Fiscal Year Ended March 31, 2022
(In thousands, except per share data)
GAAP net (loss) income attributable to Viasat, Inc.	$(15,534)
Amortization of acquired intangible assets	28,729
Stock-based compensation expense	86,808
Acquisition related expenses	33,965
Other income, net	(4,118)
Income tax effect[1]	(41,649)
Non-GAAP net income attributable to Viasat, Inc.	$ 88,201

Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders	$ 1.18
Shares used in computing diluted net income per share[2]	74,768

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

(2)

As the twelve months ended March 31, 2022 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the twelve months ended March 31, 2022 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(2)

We define Adjusted EBITDA as net income (loss) attributable to Viasat, Inc. before interest, income taxes, depreciation and amortization, adjusted to exclude certain significant items as set forth below. We use Adjusted EBITDA to evaluate our operating performance, to allocate resources and capital, to measure performance for incentive compensation programs and to evaluate future growth opportunities. An itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA for fiscal year 2022 is set forth below:

Fiscal Year Ended March 31, 2022
(In thousands)
GAAP net (loss) income attributable to Viasat, Inc.	$ (15,534)
(Benefit from) provision for income taxes	(14,237)
Interest expense, net	28,887
Depreciation and amortization	495,447
Stock-based compensation expense	86,808
Acquisition related expenses	33,965
Other income, net	(4,118)
Adjusted EBITDA	$611,218

Based on our fiscal year 2022 financial results, the Committee, acting under delegation of authority from the Board, determined that the company’s achievement relative to the pre-established financial objectives described above was approximately 103%.

Chief Executive Officer Annual Bonus Determination.    For purposes of determining our Chief Executive Officer’s performance achievement for the leadership and strategic objectives in fiscal year 2022, the Committee relied on an assessment of our Chief Executive Officer’s performance completed by the Nomination, Evaluation and Corporate Governance Committee. The criteria used by the Nomination, Evaluation and Corporate Governance Committee included the following:

•	Leadership. Defining, managing and attaining corporate goals, and exemplifying and promoting ethics and integrity throughout the company.

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

40

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

The Nomination, Evaluation and Corporate Governance Committee evaluated our Chief Executive Officer’s leadership and strategic performance during fiscal year 2022 in the context of the company’s strong financial results relative to the pre-established, objective financial criteria described above, and noted, among other things, the following achievements:

Leadership Performance	Strategic Performance

Recognized by Euroconsult as 2021 Global Satellite Business of the Year, by Via Satellite as Top 10 Hottest Satellite Company and by CNET as Best Satellite Provider of 2021 for U.S. Rural Internet Service

Signed transformative deal to acquire Inmarsat following thorough due diligence process

Published inaugural Environmental, Social and Governance (ESG) Impact Report	Made strong progress on global expansion of business

Named to Glassdoor’s list of 2022 Best Places to Work in the U.S. for Large Employers, and received a Glassdoor Employees’ Choice Award	Continued significant growth in commercial mobility business, including through expanded relationships with Delta Air Lines, American Airlines and JetBlue

Held employee turnover to approximately half of high-tech industry benchmark during COVID-19 pandemic	Enhanced global capabilities through the completion of acquisitions of RigNet and the remaining equity interests in EBI ahead of ViaSat-3 constellation launch

Published “Managing Mega-Constellation Risks in LEO” whitepaper, which set forth considerations for calculating risks of large low earth orbit (LEO) constellations and developing mitigation strategies	Continued progress on development of world’s first Link 16-capable LEO satellite being developed for U.S. Air Force Research Laboratory Space Vehicles XVI program

Based on the accomplishments set forth above, as well as the achievement of other leadership and strategic objectives, the Nomination, Evaluation and Corporate Governance Committee awarded Mr. Baldridge 97% credit for the achievement of leadership and strategic performance objectives. The Committee relied on the foregoing evaluations in determining Mr. Baldridge’s final annual bonus award.

Other Named Executive Officers Annual Bonus Results.    In making its overall determinations relative to the leadership and strategic components for the other Named Executive Officers’ bonuses, the Committee assigned the same weightings to the financial (50% of annual bonus determination), leadership (25%) and strategic (25%) performance criteria that it used for our Chief Executive Officer. The Committee placed special emphasis on the leadership provided by each executive officer in the achievement of financial, critical non-financial, operational and strategic business objectives during fiscal year 2022. In particular, the Committee considered each individual’s contributions during fiscal year 2022 to achieving strong financial results and key strategic and developmental objectives, including record revenue and Adjusted EBITDA; significant progress on our proprietary next-generation ViaSat-3 global satellite constellation; IFC awards from new and existing airlines; and the achievement of enhanced global capabilities through the closing of the strategic acquisitions of RigNet and the remaining equity interests in EBI. In addition, the Committee considered the following for each Named Executive Officer:

•	Mr. Dankberg: Continued oversight of the company’s long-term technical vision and regulatory challenges. Mr. Dankberg was also a leading voice on space safety and sustainability.

•

Ms. Duffy:    Leadership over our corporate finance strategy, including related to planned acquisitions, which enabled us to continue progress on the ViaSat-3 satellite program and continue investments in innovation.

•	Mr. Harkenrider: Leadership over the execution of our corporate operational priorities, including progress on the ViaSat-3 satellite program.

•	Mr. Miller: Leadership over the technical design elements of the ViaSat-3 and ViaSat-4 satellite programs.

Additionally, the Committee assessed the total direct compensation positioning for each Named Executive Officer to ensure final decisions are appropriately market competitive relative to each executive officers’ contributions.

2022 Proxy Statement 41

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Based upon our financial results for fiscal year 2022 relative to the pre-established financial objectives described above and the Committee’s evaluation of our corporate achievements and individual executive performance, the Committee, acting under delegation of authority from the Board, approved the bonuses in the table below for our Named Executive Officers for fiscal year 2022:

Fiscal Year 2022 Bonuses

Executive	Target Bonus As Percentage of Base Salary (%)	Actual Bonus ($)	Actual Bonus As Percentage of Base Salary (%) (1)
Richard Baldridge	140	1,815,500	140
Mark Dankberg	140	1,815,500	140
Shawn Duffy	90	650,000	108
Kevin Harkenrider	90	675,000	96
Mark Miller	100	600,000	104

(1)	In response to stockholder feedback, the Committee established a maximum bonus payout of 250% of each executive officer’s target bonus opportunity.

Equity-Based Compensation.    Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, particularly one with non-linear growth, our Committee, acting under delegation of authority from the Board, approved long-term equity awards to our executive officers in fiscal year 2022. The Committee determined equity award levels for fiscal year 2022 in a manner consistent with the determination of base salary and annual bonuses. The Committee considered (1) the industry compensation data described above, (2) individual performance and contributions, (3) total executive compensation, (4) stockholder feedback on our executive compensation program, and (5) the availability and affordability of shares for equity awards in determining equity compensation for our executive officers. In determining the availability and affordability of shares for the fiscal year 2022 equity awards for our executive officers, the Committee also considered:

•	the peer group data and compensation survey data from Radford,

•	the number of shares available for issuance under our equity plan,

•	the number of shares budgeted for non-executive equity awards,

•	the expected future retention of both executive officers and non-executives,

•	annual dilution (burn) rate associated with the grant of equity awards,

•	Viasat’s equity overhang levels,

•	the estimated accounting expense of potential equity awards, and

•	the tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Committee, acting under delegation of authority from the Board, approved equity awards in a combination of time-based restricted stock units and performance-based stock options for our Named Executive Officers in November 2021. Our Committee determined that this combination of equity awards balances executive retention and motivation while also further promoting the alignment of executive compensation with the creation of long-term stockholder value.

Performance-Based Stock Options.    Our Committee believes that performance-based stock options promote stockholder value creation over a multi-year period by rewarding our executive officers for long-term stock price appreciation. Consistent with previous years, in fiscal year 2022 the Committee selected relative TSR over a four-year period as the sole performance metric as our Committee members believe TSR is the strongest indicator of long-term stockholder value creation. Delivering the award in the form of a performance-based stock option provides for further alignment with stockholders as any stock price gains realized by our executive officers would be in proportion to those realized by our stockholders. Furthermore, as these awards are stock options, if Viasat’s stock price falls below the exercise price, which is equal to the closing market price on the day of grant, any vested stock options would retain no value until the stock price increases above the exercise price.

Performance-Contingent Vesting Component.     The performance-based stock options will vest based on Viasat’s four-year TSR performance relative to the S&P MidCap 400 index according to the following chart:

•

Above the 25th and below the 90th percentiles: Performance-based stock options will vest on a linear scale between a range of 50% and 175% of the target number of options, where the target is achieved at the 50th percentile (with the resulting number of stock options that ultimately vest at the end of the performance period referred to as the performance-adjusted options)

42

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

•	At or below 25th percentile: No performance-based stock options will vest and they will be forfeited by the Named Executive Officer

Time-Based Vesting Component.    The performance-based stock options are also subject to a time-based vesting component. A Named Executive Officer will become eligible to vest in 25% of the performance-adjusted options at the end of the performance period on each of the first four anniversaries of the grant date, subject to continued employment through each such date. In the event of a Named Executive Officer’s termination of employment prior to the end of the performance period, he or she will remain eligible to vest, at the end of the performance period, in such portion of the performance-adjusted options as had vested as of the date of termination in accordance with the time-based vesting schedule described above (and, in the case of a Named Executive Officer’s death or disability, he or she will be given full credit under the time-based vesting schedule through the date of termination and will remain eligible to vest in any and all of the performance-adjusted options at the end of the performance period). The performance-based stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by a Named Executive Officer.

Relationship Between Pay and Performance.    The performance-based stock options awarded to our executive officers are designed to further align executive pay with stockholder value creation by only delivering value when Viasat’s TSR during the applicable measurement period outperforms the TSR of at least 25% of companies in the S&P MidCap 400 and Viasat’s stock price exceeds the exercise price of such performance-based stock options. Illustrating that a significant portion of our executive officers’ pay is at risk, Viasat’s TSR performance for the performance-based stock option awards granted in fiscal year 2018 was below the 25th percentile on the performance measurement date and resulted in no performance-based stock options being earned. Additionally, from the applicable grant date through July 1, 2022, Viasat’s TSR performance was below the 25th percentile of companies in the S&P MidCap 400 index for each of the performance-based stock option awards granted to our executive officers in fiscal years 2019, 2020 and 2022. While each of these awards remains outstanding, the actual performance through July 1, 2022 would have resulted in below threshold performance and all performance-based stock options would have been forfeited had the applicable measurement period ended on that date. Furthermore, our closing stock price of $28.15 on July 1, 2022 was below the exercise price for each performance-based stock option award issued in fiscal years 2019, 2020, 2021 and 2022 and each retains no value until our stock price increases above each exercise price. For the performance-based stock options granted to our executive officers in fiscal year 2021, Viasat’s TSR performance through July 1, 2022 was just below the 27th percentile of companies in the S&P MidCap 400 index. While the fiscal year 2021 awards remain outstanding, the actual performance through July 1, 2022 would have resulted in a payout multiple of 19.8% had the applicable measurement period ended on that date.

Change in Control Vesting.    In the event of a change in control of the company prior to the end of the four-year performance period, the number of performance-adjusted options in which a Named Executive Officer will be eligible to vest based on the time-based vesting schedule described above will be determined and will be the greater of (1) the “target” number of options subject to the award or (2) the number of performance-adjusted options determined on the date of the change in control based on the company’s relative TSR compared to the S&P MidCap 400 index for the portion of the performance period ending on the date of the change in control. Following a change in control, the Named Executive Officers may also be eligible for accelerated vesting of any portion of the performance-adjusted options (as determined at the time of the change in control) that remain eligible to vest based on continued service after a change in control in accordance with the terms of their change in control severance agreements, as described below.

For more information on the restricted stock units and the performance-based stock options granted during fiscal year 2022, see the Grants of Plan-Based Awards in Fiscal Year 2022 table below.

Equity Grant Process.    The company’s general practice is to grant equity awards in approximately 12-month cycles. Grant approval for executive officers occurs at meetings of the Committee. Because of the more extensive process for determining executive officer equity awards, these grants are not always made at the same time as grants to all other eligible employees. Additionally, the timing of grants is not coordinated with the release of material non-public information. Stock option awards are priced at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan.

In addition to grants made as part of our annual equity grant process for our current employees, grants may also be made during the year to newly-hired employees as part of the in-hire compensation package, as well as to existing employees for purposes of retention, as part of a special incentive program or in recognition of special achievements. In the event of newly-hired employees or retention and recognition awards to existing employees, those grants are generally made once per quarter.

2022 Proxy Statement 43

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

We do not grant “re-load” options, make loans to executive officers for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Other Benefits

We currently provide for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control of the company. Benefits can be found under the Potential Payments Upon Termination section of this proxy statement.

We also provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, a 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days as needed. We do not currently offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Perquisites and Other Personal Benefits

Certain executive officers also receive access to our sports and golf club memberships, and relocation expense reimbursement.

Additional Information

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board has adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of his or her appointment as an executive officer, our executive officers should attain an investment position in shares of Viasat common stock having a value not less than the amounts specified below:

Executive Officer	Stock Ownership Guideline (as a multiple of base salary)
President and Chief Executive Officer	Three times
Other Executive Officers	One time

As of the end of fiscal year 2022, all Named Executive Officers were in compliance with the applicable stock ownership guidelines, and all other executive officers were in compliance or subject to an applicable exemption based on personal circumstances.

Compensation Recovery (“Clawback”) Policy

We have adopted a clawback policy that sets forth the circumstances under which the Committee has the authority to recover an executive officer’s cash and equity incentive compensation. In the event we are required to restate our financial statements as a result of an executive officer engaging in fraudulent, willful or grossly negligent misconduct, the Committee may cause the forfeiture of unpaid or unvested incentive compensation, or may seek to recover incentive compensation paid to such executive officer.

Anti-Hedging and Pledging Policy

Our insider trading compliance policies and procedures prohibit all of our directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow a director or officer to lock in much of the value of his or her stock holdings, in exchange for all or part of the potential upside appreciation in Viasat stock. These transactions allow the director or officer to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, or when a director or officer trades in put or call options, or engages in short sales, such director or officer may no longer have the same objectives as Viasat’s other stockholders. Therefore, such transactions involving Viasat’s equity securities are prohibited. We also strongly discourage any pledges of Viasat equity securities that could have any adverse impact on the company. Our policies require all pledges of Viasat common stock by our directors and executive officers, including the establishment of a margin account containing Viasat securities, to be pre-cleared by our General Counsel.

Tax and Accounting Considerations

We select and implement the components of our executive compensation program primarily for their ability to help us achieve the company’s objectives and not based on any unique or preferential financial tax or accounting treatment. In addition,

44

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Section 162(m) of the Code generally sets a limit of $1.0 million on the amount of annual compensation that we may deduct for federal income tax purposes for certain covered individuals. We have not adopted a policy requiring that all compensation be deductible, although the Committee will continue to review the Section 162(m) deductibility of our compensation arrangements in fiscal year 2022 and future fiscal years. The Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

2022 Proxy Statement 45

EXECUTIVE COMPENSATION • Compensation Committee Report

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the

Compensation and Human Resources Committee

Varsha Rao (Chair)

Sean Pak

John Stenbit

Theresa Wise

46

EXECUTIVE COMPENSATION • Summary Compensation Table

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended March 31, 2022, March 31, 2021 and March 31, 2020 by each person who served as Chief Executive Officer and Chief Financial Officer during the fiscal year ended March 31, 2022, as well as our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2022 (collectively, the Named Executive Officers):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Richard Baldridge	2022	1,300,000	—	4,672,507	4,438,993	1,815,500	9,750	12,236,750
Vice Chairman,	2021	1,180,000	—	2,860,217	3,356,526	1,820,000	10,346	9,227,089
Former President and CEO	2020	1,100,000	—	3,718,783	3,719,295	1,500,000	9,937	10,048,015
Mark Dankberg	2022	1,300,000	—	4,729,517	4,438,993	1,815,500	21,299	12,305,309
Chairman and CEO,	2021	1,300,000	—	2,860,217	3,356,526	1,820,000	23,080	9,359,823
Former Executive Chairman	2020	1,300,000	—	4,375,022	4,375,634	1,700,000	17,790	11,768,446
Shawn Duffy	2022	599,711	—	997,966	934,544	650,000	24,041	3,206,262
Senior Vice President and	2021	575,000	—	873,955	1,025,620	610,000	27,446	3,112,021
Chief Financial Officer	2020	575,000	—	1,250,057	1,250,186	590,000	17,730	3,682,973
Kevin Harkenrider	2022	629,135	—	1,087,514	1,074,726	675,000	13,721	3,480,096
Executive Vice President and Chief Operating Officer	2021	575,000	—	635,640	745,918	575,000	12,873	2,544,431
	2020	575,000	—	1,000,017	1,000,154	525,000	12,668	3,112,839
Mark Miller	2022	574,711	—	945,711	934,544	600,000	12,110	3,067,076
Executive Vice President and	2021	550,000	—	794,540	932,393	600,000	10,933	2,887,866
Chief Technical Officer (4)

(1)

These columns represent the aggregate grant date fair value, calculated in accordance with SEC rules, of performance-based stock options and restricted stock unit awards granted in fiscal years 2022, 2021 and 2020. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. In November 2019, 2020 and 2021, the Named Executive Officers were granted performance-based stock options which vest, in part, dependent upon continued service over a four year vesting schedule and, in part, dependent upon the achievement of the company’s TSR compared to its peer group during the four-year performance period ending October 31, 2023, 2024 and 2025, respectively. The grant date fair value of the performance-based stock options was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts for the respective year end, refer to note 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC.

(2)	Represents amounts earned under our annual bonus program described in the Compensation Discussion and Analysis section.

(3)

The amounts for fiscal year 2022 include the following: reimbursement of club dues for Mr. Dankberg and Ms. Duffy in the amount of $5,720 and $14,118, respectively; patent awards for Mr. Dankberg and Mr. Miller in the amounts of $1,500 and $1,750, respectively; and company 401(k) matching contributions for Mr. Baldridge, Mr. Dankberg, Ms. Duffy, Mr. Harkenrider and Mr. Miller in the amounts of $9,750, $13,500, $9,923, $13,721 and $9,837 respectively.

(4)	Mr. Miller was not a Named Executive Officer in fiscal year 2020.

2022 Proxy Statement 47

EXECUTIVE COMPENSATION • Grants of Plan-Based Awards in Fiscal Year 2022

Grants of Plan-Based Awards in Fiscal Year 2022

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal year 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Baldridge	—	—		1,820,000	4,550,000	—	—	—	—	—		—	—
	11/17/21	—		—	—	—	—	—	87,451	—		—	4,672,507
	11/17/21	—		—	—	71,344	142,687	249,702	—	—		53.43	4,438,993
Mark Dankberg	—	—		1,820,000	4,550,000	—	—	—	—	—		—	—
	11/17/21	—		—	—	—	—	—	88,518	—		—	4,729,517
	11/17/21	—		—	—	71,344	142,687	249,702	—	—		53.43	4,438,993
Shawn Duffy	—	—		540,000	1,350,000	—	—	—	—	—		—	—
	11/17/21	—		—	—	—	—	—	18,678	—		—	997,966
	11/17/21	—		—	—	15,020	30,040	52,570	—	—		53.43	934,544
Kevin Harkenrider	—	—		630,000	1,575,000	—	—	—	—	—		—	—
	11/17/21	—		—	—	—	—	—	20,354	—		—	1,087,514
	11/17/21	—		—	—	17,273	34,546	60,456	—	—		53.43	1,074,726
Mark Miller	—	—		575,000	1,437,500	—	—	—	—	—		—	—
	11/17/21	—		—	—	—	—	—	17,700	—		—	945,711
	11/17/21	—		—	—	15,020	30,040	52,570	—	—		53.43	934,544

(1)

Represents target and maximum amounts payable under our annual bonus program for fiscal year 2022. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” The material terms of the bonus program are described in the Compensation Discussion and Analysis section of this proxy statement.

(2)

Performance-based stock options that will become eligible to vest (a) in part dependent on the Named Executive Officer’s continued service over a four-year time-based vesting schedule, with the Named Executive Officer vesting in 25% of the performance-based options on each of the first four anniversaries of the date of grant, and (b) in part dependent on a comparison over the four-year performance period ending October 31, 2025 of our TSR to the TSR of the companies included in the S&P Mid Cap 400 Index. The number of options that will ultimately become vested and exercisable at the end of the four year vesting schedule will range from 0% to 175% of the target number of options based on our relative TSR ranking for the four-year performance period ending October 31, 2025. The performance-based stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by the Named Executive Officer.

(3)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.

(4)

The exercise price for option awards is the fair market value per share of Viasat common stock, which is defined under our 1996 Equity Participation Plan as the closing price per share on the grant date.

(5)

This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. The grant date fair value of the performance-based stock options was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC.

48

EXECUTIVE COMPENSATION • Outstanding Equity Awards at 2022 Fiscal Year End

Outstanding Equity Awards at 2022 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of March 31, 2022:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)

Name	Grant Date			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable (1)

Richard Baldridge	11/17/2016	112,500	—	—	69.74	11/17/2022	—	—
	11/19/2018	—	—	75,000	69.05	11/19/2024	—	—
	11/15/2019	—	—	122,305	71.83	11/15/2025	—	—
	11/17/2020	—	—	305,139	35.66	11/17/2026	—	—
	11/17/2021	—	—	142,687	53.43	11/17/2027	—	—
	11/19/2018	—	—	—	—	—	6,250	305,000
	11/15/2019	—	—	—	—	—	25,886	1,263,237
	11/17/2020	—	—	—	—	—	60,156	2,935,613
	11/17/2021	—	—	—	—	—	87,451	4,267,609

Mark Dankberg	11/17/2016	140,000	—	—	69.74	11/17/2022	—	—
	11/19/2018	—	—	140,000	69.05	11/19/2024	—	—
	11/15/2019	—	—	143,888	71.83	11/15/2025	—	—
	11/17/2020	—	—	305,139	35.66	11/17/2026	—	—
	11/17/2021	—	—	142,687	53.43	11/17/2027	—	—
	11/19/2018	—	—	—	—	—	11,666	569,301
	11/15/2019	—	—	—	—	—	30,454	1,486,155
	11/17/2020	—	—	—	—	—	60,156	2,935,613
	11/17/2021	—	—	—	—	—	88,518	4,319,678

Shawn Duffy	11/17/2016	27,500	—	—	69.74	11/17/2022	—	—
	11/19/2018	—	—	37,500	69.05	11/19/2024	—	—
	11/15/2019	—	—	41,111	71.83	11/15/2025	—	—
	11/17/2020	—	—	93,238	35.66	11/17/2026	—	—
	11/17/2021	—	—	30,040	53.43	11/17/2027	—	—
	11/19/2018	—	—	—	—	—	3,125	152,500
	11/15/2019	—	—	—	—	—	8,701	424,609
	11/17/2020	—	—	—	—	—	18,381	896,993
	11/17/2021	—	—	—	—	—	18,678	911,486

Kevin Harkenrider	11/17/2016	21,500	—	—	69.74	11/17/2022	—	—
	11/19/2018	—	—	37,500	69.05	11/19/2024	—	—
	11/15/2019	—	—	32,889	71.83	11/15/2025	—	—
	11/17/2020	—	—	67,811	35.66	11/17/2026	—	—
	11/17/2021	—	—	34,546	53.43	11/17/2027	—	—
	11/19/2018	—	—	—	—	—	3,125	152,500
	11/15/2019	—	—	—	—	—	6,960	339,648
	11/17/2020	—	—	—	—	—	13,368	652,358
	11/17/2021	—	—	—	—	—	20,354	993,275

Mark Miller	11/17/2016	10,000	—	—	69.74	11/17/2022	—	—
	11/19/2018	—	—	25,000	69.05	11/19/2024	—	—
	11/15/2019	—	—	32,889	71.83	11/15/2025	—	—
	11/17/2020	—	—	84,763	35.66	11/17/2026	—	—
	11/17/2021	—	—	30,040	53.43	11/17/2027	—	—
	11/19/2018	—	—	—	—	—	2,083	101,650
	11/15/2019	—	—	—	—	—	6,960	339,648
	11/17/2020	—	—	—	—	—	16,710	815,448
	11/17/2021	—	—	—	—	—	17,700	863,760

(1)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date, subject to achievement of the relative TSR performance metric.

2022 Proxy Statement 49

EXECUTIVE COMPENSATION • Outstanding Equity Awards at 2022 Fiscal Year End

(2)

Performance-based stock options that will become eligible to vest (a) in part dependent on the Named Executive Officer’s continued service over a four-year time-based vesting schedule, with the Named Executive Officer vesting in 25% of the performance-based options on each of the first four anniversaries of the date of grant and (b) in part dependent on a comparison over the four-year performance period ending October 31 of the fourth year after the date of grant of our TSR to the TSR of the companies included in the S&P MidCap 400 Index. The number of options that will ultimately become vested and exercisable at the end of the four year vesting schedule will range from 0% to 175% of the target number of options based on the Company’s relative TSR ranking for the four-year performance period ending October 31 of the fourth year after the date of grant. The performance-based stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by the Named Executive Officer. The performance-based stock options granted prior to fiscal year 2021 and for fiscal year 2022 are reflected in the table above at “target” performance levels. The performance-based stock options granted during fiscal year 2021 are reflected in the table above at “maximum” performance levels, since our performance relative to the applicable performance metric was projected to be above target as of the end of fiscal year 2022.

(3)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.

(4)	Computed by multiplying the closing price of our common stock on March 31, 2022 ($48.80 per share) by the number of shares subject to such stock award.

50

EXECUTIVE COMPENSATION • Option Exercises and Stock Vested in Fiscal Year 2022

Option Exercises and Stock Vested in Fiscal Year 2022

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal year 2022:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Richard Baldridge	—	—	48,620	2,423,176
Mark Dankberg	—	—	58,612	2,932,076
Shawn Duffy	—	—	16,103	801,434
Kevin Harkenrider (2)	22,500	6,323	12,938	644,469
Mark Miller	—	—	13,218	656,134

(1)

With respect to stock option exercises, the value realized equals the difference between the market price of our common stock at exercise and the option exercise price, multiplied by the number of shares for which the option was exercised. With respect to stock awards, the value realized equals the closing price of our common stock on the date of vesting multiplied by the number of shares subject to the award vesting on such date.

(2)

Mr. Harkenrider deferred 12,938 shares subject to his restricted stock unit awards that vested in fiscal year 2022. All shares subject to restricted stock unit awards noted in the table above for Mr. Harkenrider vested during fiscal year 2022, but the underlying shares subject to the deferred restricted stock unit awards had not yet been delivered to or acquired by the executive as of the end of fiscal year 2022.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

In accordance with Section 409A of the Code, we allow our executive officers to elect to defer the timing of receipt of the shares issuable pursuant to their restricted stock unit awards. The following table sets forth information for our Named Executive Officers with respect to restricted stock units that vested but for which the underlying shares had not yet been delivered to the executive due to deferral elections made by the executives:

Name	Executive Contributions in Fiscal Year 2022 ($)(1)	Registrant Contributions in Fiscal Year 2022 ($)	Aggregate Earnings (Losses) in Fiscal Year 2022 ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 2022 Fiscal Year End ($)(3)
Richard Baldridge	—	—	—	—	—
Mark Dankberg	—	—	—	—	—
Shawn Duffy	—	—	—	—	—
Kevin Harkenrider (4)	644,469	—	(128,952)	495,839	4,302,696
Mark Miller (4)	—	—	(137,443)	—	4,355,351

(1)

The amount reported in this column represents the value of the shares underlying the deferred restricted stock units that vested during fiscal year 2022, calculated based on the market price on the applicable vesting date. The grant date fair value attributable to these restricted stock units was previously reported in the Summary Compensation Table for the fiscal year in which they were granted.

(2)

Represents the change in market value of the shares of our common stock underlying the deferred restricted stock units held by the Named Executive Officer as of the last day of fiscal year 2022, calculated as the difference between (a) the closing price of our common stock on the applicable vesting date (for restricted stock units vesting during fiscal year 2022) or the first day of fiscal year 2022 (for restricted stock units that vested during prior fiscal years) and (b) the closing price on March 31, 2022, the last day of fiscal year 2022. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units.

(3)

The amount represents the value of shares of our common stock underlying the deferred restricted stock units based on the closing price on March 31, 2022 ($48.80 per share), the last trading day of fiscal year 2022.

(4)

Mr. Miller’s deferred restricted stock units will be distributed to him upon his separation from the Company. Mr. Harkenrider’s deferred restricted stock units will be distributed to him on fixed distribution dates elected by him at the time of grant or, if earlier, upon a change in control of Viasat or his death.

2022 Proxy Statement            51

EXECUTIVE COMPENSATION • Potential Payments Upon Termination

Potential Payments Upon Termination

Viasat provides for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control of the company. We believe that reasonable severance payments and benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our key executive officers to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control.

We have entered into change in control severance agreements, or Change in Control Agreements, with each of the Named Executive Officers. Under each Change in Control Agreement, in the event an executive officer’s employment is terminated by Viasat without “cause” or the executive officer resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” of the company (as each term is defined in the Change in Control Agreement), the executive officer will be entitled to receive the following in lieu of any severance payments and benefits to which such executive officer may otherwise be entitled under any severance plan or program:

•	the executive officer’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive officer may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive officer’s then current annual base salary and target annual bonus (the multiplier used is 3.0 for the positions of Vice Chairman and Chief Executive Officer, and 2.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	full vesting of any outstanding equity awards.

As a condition to the executive officer’s receipt of any of the post-termination payments and benefits described above, the Named Executive Officer must (1) execute a written general release of all claims in favor of the company, and (2) execute an employee proprietary information and inventions agreement. The severance payments and benefits payable under the Change in Control Agreements will be reduced by any severance payments and benefits payable by us to the Named Executive Officer under any other policy, plan, program, agreement or arrangement. The Change in Control Agreements continue for successive one-year terms unless Viasat or the Named Executive Officer provides notice of non-renewal.

For a discussion of the effect of a termination of employment and/or a change in control on the performance-based stock options granted to our Named Executive Officers during fiscal year 2022, see the discussion above in “Compensation Discussion and Analysis — Components of our Compensation Program — Equity-Based Compensation.” A Named Executive Officer’s time-based restricted stock units and time-based stock options will also vest upon his or her death or termination of employment due to disability.

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of a hypothetical termination of employment by Viasat without cause or as a result of the Named Executive Officer’s resignation for good reason within two months prior to or within 18 months following a change in control of the company (or, with respect to equity awards held by our Named Executive Officers, in the event of their death or termination due to disability). The table assumes that the termination of employment hypothetically occurred on March 31, 2022, the last day of fiscal year 2022, and that the Change in Control Agreements were in effect as of such date.

Name	Accrued Vacation ($) (1)	Severance Payment ($)	COBRA Payments ($) (2)	Intrinsic Value of Accelerated Stock Options ($) (3)	Intrinsic Value of Accelerated Restricted Stock Units ($) (4)	Total ($)

Richard Baldridge	193,025	9,360,000	30,350	3,062,817	8,771,459	21,417,651

Mark Dankberg	250,000	9,360,000	30,350	3,062,817	9,310,747	22,013,914

Shawn Duffy	107,262	2,280,000	47,534	935,875	2,385,588	5,756,259

Kevin Harkenrider	121,561	2,660,000	30,350	680,648	2,137,781	5,630,340

Mark Miller	38,683	2,300,000	29,121	850,805	2,120,506	5,339,115

(1)	Represents accrual for vacation that had not been taken as of March 31, 2022.

(2)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.

(3)

The intrinsic value of accelerated stock options is based on the difference between the closing price of our common stock on March 31, 2022 ($48.80 per share) and the option exercise price, multiplied by the number of shares for which the option was accelerated. A Named

52

EXECUTIVE COMPENSATION • CEO Pay Ratio

Executive Officer will also vest in all his or her time-based stock options in the event of his or her death or termination of employment due to disability. In addition, in the event of a Named Executive Officer’s death or termination of employment due to disability prior to the completion of the applicable performance period for any outstanding performance-based stock options, he or she will remain eligible to vest in a pro-rated portion of those performance-based stock options that ultimately vest based on the portion of the performance period that has elapsed prior to the date of termination.

(4)

The intrinsic value of accelerated restricted stock unit awards is computed by multiplying the closing price of our common stock on March 31, 2022 ($48.80 per share) by the number of shares that were accelerated. In addition, upon a Named Executive Officer’s death or termination due to disability, all of his or her restricted stock units will fully vest (and the value of the restricted stock units that would vest if such a termination occurred on March 31, 2022 is the same as the value disclosed in the table above).

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation received during fiscal year 2022 by our CEO to the median of the annual total compensation received by all our employees (other than our CEO). Our median employee earned $122,136 in total compensation during the fiscal year ended March 31, 2022. Based on the annual total compensation of Mr. Baldridge, our Chief Executive Officer during fiscal year 2022, of $12,236,750 reported in the Summary Compensation Table, our ratio of CEO pay to median employee pay for fiscal year 2022 was approximately 100 to 1.

To identify our median employee in fiscal year 2022, we identified our total employee population (including all full-time, part-time, temporary and seasonal workers) as of March 31, 2022, and, in accordance with SEC rules, excluded employees from certain non-U.S. countries that in the aggregate represented less than 5% of our employee base. As of March 31, 2022, we had approximately 7,000 global employees, which consisted of approximately 5,800 U.S. employees and 1,200 non-U.S. employees. To determine our median employee, we excluded a total of 202 employees from the following countries (and all of our employees in each of the following countries were excluded from the calculation): Mexico (48 employees), Netherlands (31 employees), Singapore (25 employees), United Arab Emirates (14 employees), Qatar (14 employees), Saudi Arabia (11 employees), Norway (9 employees), Italy (8 employees), Israel (7 employees), Canada (5 employees), Spain (5 employees), Angola (5 employees), Malaysia (4 employees), Germany (4 employees), Oman (3 employees), China (3 employees), France (2 employees), Sweden (2 employees), Kazakhstan (1 employee) and South Africa (1 employee). We then used base salary received during fiscal year 2022 for our employee population included in the calculation (other than Mr. Baldridge) (which consisted of approximately 6,800 global employees, including approximately 5,800 U.S. employees and 1,000 non-U.S. employees, after excluding the non-U.S. employees described above) to determine our median employee, and, once identified, we calculated such employee’s annual total compensation in the same manner used to calculate Mr. Baldridge’s total compensation in the Summary Compensation Table for fiscal year 2022. For all compensation paid in currencies other than the U.S. Dollar, all values were converted to the U.S. Dollar using foreign currency exchange rates on March 31, 2022.

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended March 31, 2022 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Bridenstine	150,000	83,440	97,120	—	—	—	330,560

Robert Johnson	82,000	83,440	97,120	—	—	—	262,560

Sean Pak	96,000	83,440	97,120	—	—	—	276,560

Varsha Rao	89,000	83,440	97,120	—	—	—	269,560

John Stenbit	93,000	83,440	97,120	—	—	—	273,560

Theresa Wise	87,000	83,440	97,120	—	—	—	267,560

(1)

In fiscal year 2021, the Company paid certain non-employee directors cash retainer fees greater than they were entitled to based on their service. As a result, cash payments to impacted directors in fiscal year 2022 were reduced by the amounts of any overpayments in fiscal year 2021.

(2)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock unit awards granted in fiscal year 2022. These amounts generally reflect the amount that we expect to expense in our financial statements over the

2022 Proxy Statement 53

EXECUTIVE COMPENSATION • Director Compensation

award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC. The aggregate number of shares of our common stock subject to restricted stock unit awards outstanding at the end of fiscal year 2022 for each non-employee director was as follows: Mr. Bridenstine (3,600); Mr. Johnson (1,600); Dr. Wise (2,600); Mr. Pak (1,600); Ms. Rao (1,600); and Mr. Stenbit (1,600).

(3)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal year 2022, excluding the effect of estimated forfeitures. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 7 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC. The aggregate number of shares of our common stock subject to stock options outstanding at the end of fiscal year 2022 for each director was as follows: Mr. Bridenstine (14,000); Mr. Johnson (30,000); Dr. Wise (19,000); Mr. Pak (29,000); Ms. Rao (34,000); and Mr. Stenbit (30,000).

Directors who are employees of the company, such as Mr. Dankberg and Mr. Baldridge, do not receive any additional compensation for their services as directors.

Compensation Arrangements for Non-Employee Directors

In fiscal year 2021, the Board of Directors, or the Board, discussed and received guidance from Compensia, the Compensation and Human Resources Committee’s independent compensation consultant, on the cash compensation structure provided to non-employee directors. At a subsequent meeting in fiscal year 2021, the Compensation and Human Resources Committee, through delegation of authority from the Board, approved to eliminate non-employee director meeting fees and establish an annual cash retainer structure that would become effective at the annual meeting of stockholders in September 2020. Under the new structure, all non-employee directors are entitled to receive an annual cash retainer for their service in the amount of $70,000 as a member of the Board, $25,000 for the Lead Independent Director, $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation and Human Resources Committee, $10,000 for the chair of the Nomination, Evaluation and Corporate Governance Committee, $5,000 for the chair of the other Board committees, $15,000 as a non-chair member of the Audit Committee, $10,000 as a non-chair member of the Compensation and Human Resources Committee, $5,000 as a non-chair member of the Nomination, Evaluation and Corporate Governance Committee, and $2,500 as a non-chair member of the other Board committees. Under the previous cash compensation structure, non-employee directors were entitled to receive an annual cash retainer for their service in the amount of $50,000 as a member of the Board, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees. In addition, each non-employee director received a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee.

At the time of initial election to the Board, each non-employee director is granted a restricted stock unit award that may be settled for 3,000 shares of our common stock and an option to purchase 9,000 shares of our common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of a restricted stock unit award that may be settled for 1,600 shares of our common stock and an option to purchase 5,000 shares of our common stock. Initial awards vest in three equal installments on each of the first three anniversaries of the date of grant. Annual awards vest on the first anniversary of the date of grant. Under the Restated Equity Plan, awards to our non-employee directors are subject to accelerated vesting in the event of a change in control or the director’s death or disability. Members of the Board are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board related activities.

Stock Ownership Guidelines for Non-Employee Directors

To enhance our overall corporate governance practices and director compensation program, our Board has adopted stock ownership guidelines for our non-employee directors. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock. These guidelines provide that, within five years of his or her first date of election to our Board, our non-employee directors should attain an investment position in Viasat common stock having a value not less than three times the value of their annual retainer for general Board service. As of the end of fiscal year 2022, all directors were in compliance with the applicable stock ownership guidelines.

54

EXECUTIVE COMPENSATION • Equity Compensation Plan Information

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for fiscal year 2022 were Mr. Pak, Ms. Rao, Mr. Stenbit and Dr. Wise. None of the members of our Compensation and Human Resources Committee has ever been one of our officers or employees. During fiscal year 2022, none of our executive officers served on the board of directors or compensation committee of any entity whose officers served either on our Board of Directors or on our Compensation and Human Resources Committee.

Equity Compensation Plan Information

The following table provides information as of March 31, 2022 with respect to shares of Viasat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding awards granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those awards.

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)

Equity compensation plans approved by security holders (3)	6,968,224	57.89	6,220,772 (4)

Equity compensation plans not approved by security holders (5)	— (6)	— (7)	—

Total	6,968,224	57.89	6,220,772

(1)

Includes outstanding restricted stock units and stock options. Performance-based stock options are included at “target” levels. Excludes purchase rights currently accruing under the Viasat, Inc. Employee Stock Purchase Plan. As of March 31, 2022, options or restricted stock units with respect to 71,733 shares issued out of the RigNet Share Reserve (as defined below) were outstanding under the 1996 Equity Participation Plan of Viasat, Inc. (the Equity Plan) (which shares are reflected in column (a) above).

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

(3)	Consists of two plans: (a) the Equity Plan and (b) the Viasat, Inc. Employee Stock Purchase Plan.

(4)

Includes (a) 3,968,196 shares available for future issuance under the Equity Plan, and (b) 2,252,576 shares available for future issuance under the Viasat, Inc. Employee Stock Purchase Plan, all of which may be issued subject to purchase rights outstanding as of March 31, 2022. For purposes of calculating the shares that remain available for grant under the Equity Plan, each “full value” award is counted using the applicable ratio as specified in the Equity Plan, and performance-based stock options are calculated assuming “maximum” performance. As of March 31, 2022, an aggregate of 333,440 shares remained available for issuance under the Equity Plan out of the RigNet Share Reserve, which shares are reflected in the amounts described in clause (a). During the period beginning on June 8, 2022 and ending on the date of the annual meeting, no additional awards will be granted out of the RigNet Share Reserve.

(5)

In connection with our acquisition of RigNet, we assumed the RigNet, Inc. 2019 Omnibus Incentive Plan (the RigNet 2019 Plan), the RigNet 2010 Omnibus Incentive Plan, that certain Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020, and that certain Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020 (collectively, the RigNet Plans), and the awards outstanding thereunder, which assumed awards were automatically converted into awards with the right to shares of Viasat common stock (in each case after appropriate adjustment of the number of shares to reflect the transaction). The RigNet Plans have not been approved by our stockholders. The shares available for issuance under the RigNet 2019 Plan as of the closing of the acquisition, as well as any shares subject to outstanding awards under the RigNet 2019 Plan as of the closing of the acquisition that became available for issuance under the RigNet 2019 Plan after the closing of the acquisition and prior to June 8, 2022 in accordance with the terms of the RigNet 2019 Plan as a result of the expiration, cancellation or forfeiture of such awards (in each case after appropriate adjustment of the number of shares to reflect the transaction), were available for future awards under the Equity Plan pursuant to an exception from the stockholder approval rules under Nasdaq Stock Market Rule 5635(c)(3) (such shares, the RigNet Share Reserve). Pursuant to the SEC rules, shares subject to the RigNet Plans are not reflected in the table above, but information regarding such shares is set forth in footnotes 6 and 7 below.

(6)

129,202 shares may be issued upon the exercise of outstanding options and restricted stock units under our non-stockholder approved equity compensation plans as follows: (i) RigNet, Inc. 2019 Omnibus Incentive Plan, 79,620 shares; (ii) RigNet 2010 Omnibus Incentive Plan, 49,582 shares. There are no awards outstanding under and no shares may be issued under that certain Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020, or that certain Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020.

2022 Proxy Statement 55

EXECUTIVE COMPENSATION • Equity Compensation Plan Information

(7)

The weighted average exercise price of options granted under our non-stockholder approved equity compensation plans (the RigNet Plans) is $94.76. The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board of Directors, such as the disinterested members of the Board) reviews transactions that may be related person transactions, which are transactions between Viasat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of Viasat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. During its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction,

•	the material terms of the transaction, including without limitation, the amount and type of transaction,

•	the importance of the transaction to the related person,

•	the importance of the transaction to the company,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company, and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

Mr. Baldridge has two daughters-in-law that are employed at Viasat. One daughter-in law is employed as an Attorney. She earned an aggregate of approximately $153,600 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs. The other daughter-in law is employed as a Program Manager. She earned an aggregate of approximately $130,200 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs. Mr. Baldridge’s son is a Regulatory and Policy Analyst at Viasat. He earned an aggregate of approximately $122,200 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs.

A brother of Mr. Dankberg is employed as a Director of Information Systems at Viasat. He earned approximately $166,500 in base salary during fiscal year 2022, and participates in our benefit programs. Mr. Dankberg’s son is a Media Operations Director at Viasat. He earned an aggregate of approximately $401,000 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs.

A brother of Mark Miller is employed as the President, Government Systems at Viasat. He earned an aggregate of approximately $2,422,100 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs. Mr. Miller’s son is a Software Engineer at Viasat. He earned an aggregate of approximately $248,200 in base salary, bonus and equity compensation during fiscal year 2022, and participates in our benefit programs.

A brother of Craig Miller is employed as the Executive Vice President and Chief Technical Officer at Viasat. His compensation for fiscal year 2022 is set forth in the Summary Compensation Table above.

2022 Proxy Statement 57

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Viasat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the Investor Relations section of Viasat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of Viasat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, Viasat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Viasat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of Viasat’s internal controls and the overall quality of Viasat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2022 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to the rules adopted by the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Viasat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that Viasat’s audited financial statements be included in Viasat’s annual report on Form 10-K for the fiscal year ended March 31, 2022 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

John Stenbit (Chair)

Robert Johnson

Varsha Rao

Theresa Wise

58

OTHER MATTERS

Stockholder Proposals for Inclusion in Viasat’s 2023 Proxy Statement.    Stockholders of Viasat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2023 annual meeting of stockholders, proposals must satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement, and must otherwise be received by Viasat no later than March 23, 2023, unless the date of the 2023 annual meeting is changed by more than 30 days from the anniversary of our 2022 annual meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Viasat’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 3, 2023.

Stockholder Proposals for Presentation at the 2023 Annual Meeting.    If a stockholder wishes to present a proposal at our 2023 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, our bylaws provide that the stockholder must (1) provide timely notice of the proposal in writing and in proper form, (2) provide any updates or supplements to such notice as required by our bylaws, and (3) otherwise comply with all applicable requirements of our bylaws and of the Securities Exchange Act of 1934. To be timely, such stockholder’s notice must be received by Viasat no earlier than the 120th day nor later than the 90th day prior to the anniversary of our 2022 annual meeting. As a result, proposals submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on May 4, 2023 and no later than the close of business on June 3, 2023. However, if the date of the 2023 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2022 annual meeting, notice by the stockholder must be received no later than the later of (1) the 90th day prior to the 2023 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2023 annual meeting was first made. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

2022 Proxy Statement 59

APPENDIX A

1996 EQUITY PARTICIPATION PLAN OF VIASAT, INC.

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2022)

Viasat, Inc., a Delaware corporation, adopted The 1996 Equity Participation Plan of Viasat, Inc. (the “Plan”), originally effective October 24, 1996, for the benefit of its eligible employees, consultants and directors. The Plan consists of two plans, one for the benefit of key Employees (as such term is defined below) and consultants and one for the benefit of Independent Directors (as such term is defined below). The following is an amendment and restatement of the Plan effective as of September 1, 2022 (the “Restatement Effective Date”), which is the date on which this amendment and restatement of the Plan was approved by the stockholders of the Company.

The purposes of this Plan are as follows:

(1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of Viasat, Inc. (the “Company”) by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I. DEFINITIONS

1.1 General. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

1.2 Award Limit. “Award Limit” shall mean One Million (1,000,000) shares of Common Stock with respect to Options or Stock Appreciation Rights granted under the Plan and Three Hundred Thousand (300,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units, or Stock Payments granted under the Plan; provided, however, that in connection with an individual’s initial service as an Employee, such limit will be Six Hundred Thousand (600,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units or Stock Payments granted under the Plan. The maximum aggregate amount of cash that may be paid to an individual in cash during any fiscal year of the Company with respect to awards designated to be paid in cash shall be $5,000,000.

1.3 Board. “Board” shall mean the Board of Directors of the Company.

1.4 Change in Control. “Change in Control” shall mean a change in ownership or control of the Company effected through either of the following transactions:

(a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept; or

(b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

1.5 Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.6 Committee. “Committee” shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 9.1.

1.7 Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

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APPENDIX A

1.8 Company. “Company” shall mean Viasat, Inc., a Delaware corporation.

1.9 Corporate Transaction. “Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:

(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

(b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a) above; or

(c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

1.10 Director. “Director” shall mean a member of the Board.

1.11 Dividend Equivalent. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VII of this Plan.

1.12 Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.13 Equity Restructuring. “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding awards.

1.14 Exchange Act. “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

1.15 Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading or quoted, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the last preceding date on which a trade occurs; or (b) if Common Stock is not traded on an exchange but is quoted on an automated quotation system, the closing price of a share of Common Stock on such date as reported by such quotation system, or if there is no closing price for a share of Common Stock on such date, then the closing sales price for a share of Common Stock on the last preceding date for which such a quotation exists; or (c) if Common Stock is not publicly traded on an exchange and not quoted on an automated quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of awards granted to Independent Directors) acting in good faith.

1.16 Full Value Award. “Full Value Award” shall mean any award other than an Option or a Stock Appreciation Right with a per share purchase price lower than one hundred percent (100%) of Fair Market Value on the date of grant and that is settled by the issuance of shares of Common Stock.

1.17 Grantee. “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, Stock Payment or Stock Appreciation Right, or an award of Restricted Stock Units, under this Plan.

1.18 Incentive Stock Option. “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

1.19 Independent Director. “Independent Director” shall mean a member of the Board who is not an Employee of the Company.

1.20 Non-Qualified Stock Option. “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

1.21 Option. “Option” shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

1.22 Optionee. “Optionee” shall mean an Employee, Director or consultant granted an Option under this Plan.

1.23 Performance Award. “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VII of this Plan.

1.24 “Permanent Disability” means that an individual is unable to perform his or her duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Committee, in its discretion.

APPENDIX A

1.25 Plan. “Plan” shall mean The 1996 Equity Participation Plan of Viasat, Inc., as amended and restated.

1.26 QDRO. “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.27 Restricted Stock. “Restricted Stock” shall mean Common Stock awarded under Article VI of this Plan.

1.28 Restricted Stock Unit. “Restricted Stock Unit” shall mean a right to receive Common Stock awarded under Article VII of this Plan.

1.29 Restricted Stockholder. “Restricted Stockholder” shall mean an Employee, Director or consultant granted an award of Restricted Stock under Article VI of this Plan.

1.30 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.31 Stock Appreciation Right. “Stock Appreciation Right” shall mean a stock appreciation right granted under Article VIII of this Plan.

1.32 Stock Payment. “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to a key Employee, Director or consultant in cash, awarded under Article VII of this Plan.

1.33 Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.34 Substitute Awards. “Substitute Awards” shall mean awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

1.35 Termination of Consultancy. “Termination of Consultancy” shall mean the time when the engagement of an Optionee, Grantee or Restricted Stockholder as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.35 Termination of Directorship. “Termination of Directorship” shall mean the time when an Optionee or Grantee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.36 Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between an Optionee, Grantee or Restricted Stockholder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee, Grantee or Restricted Stockholder by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

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APPENDIX A

ARTICLE II. SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan.

(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company’s Common Stock, par value $0.0001 per share. Subject to Section 2.3 below, the aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed the sum of (i) 44,471,000 shares (consisting of 41,315,000 shares available for issuance under the Plan prior to the Restatement Effective Date, plus 3,156,000 shares added to the share reserve under the Plan as of the Restatement Effective Date), plus (ii) any shares subject to a RigNet Share Reserve Award granted under the Plan on or after the RigNet Closing but prior to June 8, 2022 pursuant to Section 2.3 that are recycled back into the Plan pursuant to Section 2.2 (together, the “Overall Share Limit”). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares. Notwithstanding anything to the contrary herein, no more than 44,471,000 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options.

(b) Any shares subject to Options or Stock Appreciation Rights shall be counted against the Overall Share Limit as one (1) share for every share subject thereto. Any shares subject to Full Value Awards will be counted against the Overall Share Limit as two (2) shares for every one share subject thereto. To the extent that a share that was subject to a Full Value Award is recycled back into the Plan under Section 2.2, the Plan will be credited with a number of shares corresponding to the reduction in the share reserve previously made with respect to such Full Value Award in accordance with this Section 2.1(b) (or, in the case of a RigNet Share Reserve Award that was a Full Value Award, two (2) shares for each share subject to such recycled award). To the extent that a share that was subject to a RigNet Share Reserve Award that was not a Full Value Award is recycled back into the Plan under Section 2.2, the Plan will be credited with one (1) share for every share subject thereto.

(c) The maximum number of shares which may be subject to awards granted under the Plan to any individual in any fiscal year, and the maximum aggregate amount of cash that may be paid in cash during any fiscal year with respect to awards designated to be paid in cash, shall not exceed the applicable Award Limit.

2.2 Add-Back of Shares. If any award under this Plan (including any RigNet Share Reserve Award) expires or is canceled without having been fully exercised or paid, or an award is settled in cash without the delivery of shares of Common Stock to the award holder, the number of shares subject to such award shall, to the extent of such expiration, cancellation or cash settlement, again be available for future grants of awards and added back to the shares of Common Stock authorized for grant under Section 2.1(a) in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above with respect to such award, subject to the limitations of Section 2.1 (or, in the case of a RigNet Share Reserve Award that was a Full Value Award, two (2) shares for each share subject to such award). Furthermore, any shares subject to awards which are adjusted pursuant to Section 10.3 and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding anything to the contrary contained herein, the following shares shall not be added back to the shares of Common Stock authorized for grant under Section 2.1(a) and will not be available for future grants of awards: (i) shares of Common Stock tendered by an Optionee or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Common Stock tendered by an Optionee or Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; (iii) shares of Common Stock subject to a Stock Appreciation Right not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. Shares tendered by a Grantee or a Restricted Stockholder or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award (including any RigNet Share Reserve Award that is a Full Value Award) shall be available for future grants of awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above (or, in the case of a RigNet Share Reserve Award that was a Full Value Award, two (2) shares for each share subject to such award); provided, however, that, notwithstanding the foregoing, in the event shares of Common Stock subject to any such Full Value Award are tendered by a Grantee or a Restricted Stockholder or withheld by the Company to satisfy any tax withholding obligation at a tax withholding rate in excess of the employer’s minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes, such shares of Common Stock tendered or withheld to satisfy the tax withholding at a rate in excess of the employer’s minimum statutory withholding obligation shall not be available for future grants of awards under the Plan and shall continue to be counted against the share reserve in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above. Any shares of Common Stock forfeited by a Grantee or a Restricted Stockholder or repurchased by the Company under Section 6.6 or Article VII will again be available for awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above (or, in the case of a RigNet Share Reserve Award that was a Full Value Award, two (2) shares for each share subject to such award). The payment of Dividend Equivalents in cash in

APPENDIX A

conjunction with any outstanding awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

2.3 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s acquisition, or any Subsidiary’s acquisition, of an entity’s property or stock, the Committee may grant awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall shares of Common Stock subject to a Substitute Award be added to the Overall Share Limit as provided above), except that shares of Common Stock acquired by exercise of substitute Incentive Stock Options will count against the maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such awards shall not be added to the shares of Common Stock available for awards under the Plan as provided above); provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, consultants or directors of the Company or any Subsidiary immediately prior to such acquisition or combination and to the extent that grants of awards using such available shares are permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed.

In furtherance of the foregoing, a total of 242,900 shares were assumed by the Company pursuant to this Section 2.3 under the RigNet, Inc. Omnibus Incentive Plan (as adopted May 8, 2019) (the “RigNet Shares,” and such plan, the “RigNet Plan”) in connection with the closing of the Company’s acquisition of RigNet, Inc. (the “RigNet Closing”) (after appropriate adjustment of the number of shares to reflect the transaction). As of June 8, 2022, awards with respect to a total of 88,374 shares that were granted out of the RigNet Shares under the Plan in accordance with this Section 2.3 on or after the RigNet Closing but prior to June 8, 2022 (the “RigNet Share Reserve Awards”) remained outstanding under the Plan. The RigNet Share Reserve Awards did not reduce the shares of Common Stock authorized for grant under the Plan and were not granted (i) to individuals who were employed by or providing services to the Company or any of its Subsidiaries immediately prior to the closing of the Company’s acquisition of RigNet, Inc., (ii) following the tenth (10th) anniversary of the Effective Date (as defined in the RigNet Plan) of the RigNet Plan, or (iii) in any other manner that would violate the exception under Nasdaq Stock Market Rule 5635(c)(3) relied upon by the Company in connection with the assumption of the RigNet Shares and the reservation of such RigNet Shares for issuance under this Plan. Shares subject to RigNet Share Reserve Awards (whether or not subject to Full Value Awards) were counted against the total number of RigNet Shares issuable pursuant to awards under the Plan pursuant to this Section 2.3 as one share for every share subject thereto. Effective June 8, 2022, no additional RigNet Share Reserve Awards will be granted pursuant to this Section 2.3, provided this Plan becomes effective on the Restatement Effective Date.

ARTICLE III. GRANTING OF OPTIONS

3.1 Eligibility. Any Employee or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(d).

3.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then-existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

3.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

3.4 Granting of Options.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

(i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

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APPENDIX A

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

(iii) Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv) Determine the terms and conditions of such Options, consistent with this Plan.

(b) Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award; provided, however, except as permitted under Section 10.3 of the Plan, no Option or Stock Appreciation Right shall, without stockholder approval, be (i) repriced, exchanged for an Option or Stock Appreciation Right with a lower price or otherwise modified where the effect would be to reduce the exercise price of the Option or Stock Appreciation Right; or (ii) exchanged for cash or an alternate award under the Plan.

(c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d) During the term of the Plan, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an Option to purchase Nine Thousand (9,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Option will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan, each Independent Director shall automatically be granted an Option to purchase Five Thousand (5,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Option will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Option grant on the date of such election pursuant to the preceding sentence and shall not receive an Option grant pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. In addition, all Options granted to Independent Directors will vest in full upon the occurrence of a Change in Control or a Corporate Transaction or an Independent Director’s Termination of Directorship by reason of the Independent Director’s death or Permanent Disability. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Option grant pursuant to the first sentence of this Section 3.4(d), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Options as described in the second sentence of this Section 3.4(d).

ARTICLE IV. TERMS OF OPTIONS

4.1 Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.2 Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

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4.3 Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that no Option shall have a term longer than six (6) years from the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) the term may not exceed five (5) years from the date the Option is granted. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

4.4 Option Vesting.

(a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to an Independent Director) vests.

(b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee (or the Board, in the case of Options granted to Independent Directors) in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee (or the Board, in the case of Options granted to Independent Directors) following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

4.5 Consideration. In consideration of the granting of an Option, the Committee (or the Board, in the case of Options granted to Independent Directors) may require the Optionee to agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Committee following grant of the Option) after the Option is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

ARTICLE V. EXERCISE OF OPTIONS

5.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Independent Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

5.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Independent Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

(b) Such representations and documents as the Committee (or the Board, in the case of Options granted to Independent Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and book entries and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

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(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Independent Directors), may in its discretion, (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Independent Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan or other extension of credit from the Company when or where such loan or other extension of credit is prohibited by law.

5.3 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates, or make any book entries, for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Independent Directors) shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee (or the Board, in the case of Options granted to Independent Directors) or required by any applicable law, rule or regulation, the Company shall not deliver to any Optionee certificates evidencing shares of Common Stock issued in connection with any Option and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

5.4 Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders or book entries evidencing such shares have been made by the Company.

5.5 Ownership and Transfer Restrictions. The Committee (or Board, in the case of Options granted to Independent Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates or book entries evidencing such shares. The Committee may require an Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates or book entries evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

5.6 Limitations on Exercise of Options Granted to Independent Directors. No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of twelve (12) months from the date of the Optionee’s death;

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(b) The expiration of twelve (12) months from the date of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

(c) The expiration of three (3) months from the last to occur of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment, unless the Optionee dies within said three-month period; or

(d) The expiration of six (6) years from the date the Option was granted.

ARTICLE VI. AWARD OF RESTRICTED STOCK

6.1 Award of Restricted Stock.

(a) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) may from time to time, in its absolute discretion:

(i) Select from among the key Employees, consultants or Independent Directors (including Employees, consultants or Independent Directors who have previously received other awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

(b) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of a key Employee, consultant or Independent Director to be awarded Restricted Stock, the Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

6.2 Restricted Stock Agreement. Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the selected key Employee, consultant or Independent Director and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall determine, consistent with this Plan. The issuance of any shares of Restricted Stock shall be made subject to satisfaction of all provisions of Section 5.3.

6.3 Consideration. As consideration for the issuance of Restricted Stock, in addition to payment of any purchase price, the Restricted Stockholder shall agree, in the written Restricted Stock Agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Restricted Stock is issued (or such shorter period as may be fixed in the Restricted Stock Agreement or by action of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) following grant of the Restricted Stock or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer on any Restricted Stockholder any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without good cause.

6.4 Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.7, the Restricted Stockholder shall have, unless otherwise provided by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including, subject to Section 10.14 and the last sentence of this Section 6.4 below, the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.5. Notwithstanding the foregoing, with respect to Restricted Stock that is subject to vesting, dividends which are paid prior to vesting shall only be paid out to the Restricted Stockholder to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

6.5 Restriction. All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide, which restrictions may include, without limitation,

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restrictions concerning voting rights and transferability and vesting restrictions based on duration of employment with the Company, Company performance and individual performance; provided, further, that by action taken after the Restricted Stock is issued, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Notwithstanding the foregoing, except as permitted under Section 10.3 of the Plan but subject to Section 10.13, shares of Restricted Stock will vest no more rapidly than ratably over a three (3) year period from the date of grant, unless the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) determines that the Restricted Stock award is to vest upon the achievement of one or more performance goals, in which case the period for measuring performance will be at least twelve (12) months. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.6 Repurchase or Forfeiture of Restricted Stock. The Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment, Termination of Consultancy or Termination of Directorship between the Restricted Stockholder and the Company, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company or because of the Restricted Stockholder’s retirement, death or disability, or otherwise. Unless provided otherwise by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), if no cash consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder’s rights in unvested Restricted Stock shall lapse upon the last to occur of Termination of Employment, Termination of Consultancy or Termination of Directorship with the Company.

6.7 Escrow. The Secretary of the Company or such other escrow holder as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

6.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall cause a legend or legends to be placed on certificates or book entries representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VII. PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, RESTRICTED STOCK UNITS, STOCK PAYMENTS

7.1 Performance Awards. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted one or more Performance Awards. The Committee shall select the performance criteria (and any permissible adjustments) for each Performance Award for purposes of establishing the performance goal or performance goals applicable to such Performance Award for the designated performance period. The performance criteria that may be used to establish such performance goals may include, but are not limited to, the following: (a) net earnings (either before or after one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (b) gross or net sales or revenue, (c) net income (either before or after taxes), (d) operating earnings or profit, (e) cash flow (including, but not limited to, operating cash flow and free cash flow), (f) return on assets, (g) return on capital, (h) return on stockholders’ equity, (i) return on sales, (j) gross or net profit or operating margin, (k) costs, (l) funds from operations, (m) expenses, (n) working capital, (o) earnings per share, or (p) price per share of the Common Stock, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators. The performance goals for a performance period may be established in writing by the Committee (or the Board, in the case of an award to an Independent Director) based on one or more of the foregoing performance criteria, which goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. In making such determinations, the Committee (or the Board, in the case of an award to an Independent Director) may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular key Employee, consultant or Independent Director.

7.2 Dividend Equivalents. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is granted, and the date such Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is exercised, vests or expires, as determined by the Committee (or the Board, in the case of an award to an Independent Director). Subject to Section 10.14, such Dividend Equivalents shall be

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converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee (or the Board, in the case of an award to an Independent Director). Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

7.3 Stock Payments. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee (or the Board, in the case of an award to an Independent Director) and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee (or the Board, in the case of an award to an Independent Director), determined on the date such Stock Payment is made or on any date thereafter.

7.4 Restricted Stock Units.

(a) Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of shares subject to a Restricted Stock Unit award shall be determined by the Committee (or the Board, in the case of an award to an Independent Director). Common Stock underlying a Restricted Stock Unit award will not be issued until the Restricted Stock Unit award has vested. Unless otherwise provided by the Committee (or the Board, in the case of an award to an Independent Director), a Grantee of Restricted Stock Units shall have no rights as a Company stockholder with respect to the shares of Common Stock underlying such Restricted Stock Units until such time as the award has vested and such Common Stock underlying the award has been issued.

(b) During the term of the Plan thereafter, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an award of Three Thousand (3,000) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Restricted Stock Unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan thereafter, each Independent Director shall automatically be granted an award of One Thousand Six Hundred (1,600) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Restricted Stock Unit award will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Restricted Stock Unit award on the date of such election pursuant to the preceding sentence and shall not receive a Restricted Stock Unit award pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. In addition, all Restricted Stock Unit awards granted to Independent Directors will vest in full upon the occurrence of a Change in Control or a Corporate Transaction or an Independent Director’s Termination of Directorship by reason of the Independent Director’s death or Permanent Disability. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Restricted Stock Unit award pursuant to the first sentence of this Section 7.4(b), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Restricted Stock Unit awards as described in the second sentence of this Section 7.4(b).

7.5 Performance Award Agreement, Dividend Equivalent Agreement, Restricted Stock Unit Agreement, Stock Payment Agreement. Each Performance Award, Dividend Equivalent, award of Restricted Stock Units and/or Stock Payment shall be evidenced by a written agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of an award to an Independent Director) shall determine, consistent with this Plan.

7.6 Term. The term of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment shall be set by the Committee (or the Board, in the case of an award to an Independent Director) in its discretion.

7.7 Exercise Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is exercisable or payable only while the Grantee is an Employee, consultant or Independent Director; provided that the Committee may (or the Board, in the case of an award to an Independent Director) determine that the Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment may be exercised or paid subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

7.8 Payment on Exercise. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Committee (or the Board, in the case of an award to an Independent Director). To the extent any payment under this Article VII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.3.

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7.9 Consideration. As consideration for the issuance of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment, the Grantee shall agree, in a written agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after such Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is granted (or such shorter period as may be fixed in such agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following such grant or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE VIII. STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director). A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with this Plan as the Committee (or the Board, in the case of an award to an Independent Director) shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, which shall be executed by the Grantee and an authorized officer of the Company; provided, however, that no Stock Appreciation Right shall have a term longer than six (6) years from the date the Stock Appreciation Right is granted. Without limiting the generality of the foregoing, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Stock Appreciation Right to an Employee, consultant or Independent Director that the Employee, consultant or Independent Director surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, or other rights which have been previously granted to him under this Plan or otherwise. Subject to Section 3.4(b), a Stock Appreciation Right, the grant of which is conditioned upon such surrender, may have an exercise price lower (or higher) than the exercise price of the surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award; provided, however, except as permitted under Section 10.3 of the Plan, no Stock Appreciation Right shall, without stockholder approval, be (i) repriced, exchanged for an Option or Stock Appreciation Right with a lower price or otherwise modified where the effect would be to reduce the exercise price of the Stock Appreciation Right; or (ii) exchanged for cash or an alternate award under the Plan.

8.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to this Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

8.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Common Stock as the Committee may determine; provided, however, that unless the Committee otherwise provides in the terms of the ISAR or otherwise, no ISAR granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed from (but excluding) the date on which the Option was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Grantee is an Employee, consultant or Independent Director; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

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(b) An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

8.4 Payment and Limitations on Exercise.

(a) Payment of the amount determined under Sections 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 5.3 above pertaining to Options.

(b) Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Board or Committee.

8.5 Consideration. As consideration for the granting of a Stock Appreciation Right, the Committee (or the Board in the case of an award to an Independent Director) may require the Grantee to agree, in the written Stock Appreciation Right Agreement, to remain in the employ of, to consult for or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Stock Appreciation Right is granted (or such shorter period as may be fixed in the Stock Appreciation Right Agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following grant of the Stock Appreciation Right or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Appreciation Right Agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE IX. ADMINISTRATION

9.1 Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is a “non-employee director” as defined by Rule 16b-3 and otherwise meets the requirements of applicable law. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board. Should any Awards made under the Plan prior to November 2, 2017 be intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal (“162(m) Awards”), then all such determinations regarding such Awards will be made solely by a Committee comprised solely of two of more “outside directors” within the meaning of Section 162(m) of the Code.

9.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to awards granted to Independent Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or members of the Board) to whom authority to grant or amend awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section shall serve in such capacity at the pleasure of the Committee.

9.3 Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

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9.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Not Transferable.

(a) Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock award, Restricted Stock Unit award, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.

10.2 Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 10.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, the Board or the Committee will obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable law, or the rules and regulations of any stock exchange or national market system on which the Common Stock is then listed. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, alter or impair any rights or obligations under any Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after June 27, 2032.

10.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 10.3(d), in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) (other than normal cash dividends), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (other than an Equity Restructuring), in the Committee’s sole discretion (or in the case of awards granted to Independent Directors, the Board’s sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, Restricted Stock award,

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Performance Award, Stock Appreciation Right, Dividend Equivalent, Restricted Stock Unit award or Stock Payment, then the Committee (or the Board, in the case of awards granted to Independent Directors) shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted under the Plan, or which may be granted as Restricted Stock (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued, adjustments of the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted),

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock,

(iii) the grant or exercise price with respect to any Option, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment, and

(iv) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants of Options and Restricted Stock Units are subsequently to be made to new and continuing Independent Directors pursuant to Section 3.4(d) and Section 7.4(b), respectively.

(b) Subject to Sections 10.3(b)(vii), 10.3(d) and 10.3(e) in the event of any Corporate Transaction or other transaction or event described in Section 10.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of awards granted to Independent Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of awards granted to Independent Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the holder’s request, for either the purchase of any such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Restricted Stock Unit for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the holder’s rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee (or the Board, in the case of awards granted to Independent Directors) in its sole discretion;

(ii) In its sole and absolute discretion, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

(iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such option, right or award shall be vested and/or exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award;

(iv) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

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(v) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(vi) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a Restricted Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement upon some or all shares of Restricted Stock may be terminated, and, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 6.6 or forfeiture under Section 6.5 after such event; and

(vii) None of the foregoing discretionary actions taken under this Section 10.3(b) shall be permitted with respect to awards granted to Independent Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(iii) above, each award granted to an Independent Director shall be vested and/or exercisable as to all shares covered thereby upon such Change in Control or during the five days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 4.4 or the vesting schedule of such awards. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(ii) above, no Option granted to an Independent Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

(c) Subject to Sections 10.3(d) and 10.7, the Committee (or the Board, in the case of awards granted to Independent Directors) may, in its discretion, include such further provisions and limitations in any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit agreement or certificate, as it may deem equitable and in the best interests of the Company.

(d) With respect to Incentive Stock Options, no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. With respect to 162(m) Awards (as defined below), no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such award to fail to so qualify under Code Section 162(m)(4)(C) prior to its repeal unless the Committee determines that the award should not so qualify. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board, in the case of awards granted to Independent Directors) determines that the option or other award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option, right or award shall always be rounded to the next whole number.

(e) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 10.3(a) and 10.3(b):

(i) The number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 10(e) shall be nondiscretionary and shall be final and binding on the affected holder and the Company.

(ii) The Committee (or the Board, in the case of awards granted to Independent Directors) shall make such equitable adjustments, if any, as the Committee may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan or the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted).

10.4 Tax Withholding. Each Optionee, Grantee or Restricted Stockholder must pay the Company, or make provision satisfactory to the Committee, for payment of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or other taxable event related to any Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment by the date of the event creating the tax liability. The Company shall be entitled to deduct from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting,

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exercise or other taxable event related to any Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment. The Committee (or the Board, in the case of awards granted to Independent Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee, Grantee or Restricted Stockholder to (a) satisfy such tax obligations in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms in its discretion, (b) satisfy such tax obligations by the deduction of such amounts from other compensation payable to each Optionee, Grantee or Restricted Stockholder, (c) elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or other award (or allow the return of shares of Common Stock) having a fair market value equal to the amounts required to be withheld, (d) if there is a public market for the shares of Common Stock at the time the tax obligations are satisfied, unless the Company otherwise determines, satisfy such tax obligations by (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Committee, or (e) satisfy such tax obligations through any combination of the foregoing. For avoidance of doubt, the Committee (or the Board, in the case of awards granted to Independent Directors) may determine the fair market value of the shares of Common Stock for tax purposes upon settlement of an award using such methodology as may be required by applicable laws or as appropriate for administrative reasons. The number of shares of Common Stock which may be so withheld or returned pursuant to clause (c) above shall be limited to the number of shares of Common Stock which have a fair market value on the date of withholding or return no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or, to the extent provided by the Committee (or the Board, in the case of awards granted to Independent Directors), such higher withholding rate that is in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)). If any tax withholding obligation will be satisfied under clause (c) above by the Company’s retention of shares of Common Stock (or the return of shares of Common Stock) from the Option or other award creating the tax obligation and there is a public market for the shares of Common Stock at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Optionee’s, Grantee’s or Restricted Stockholder’s behalf some or all of the shares of Common Stock retained or returned and to remit the proceeds of the sale to the Company or its designee, and each Optionee’s, Grantee’s or Restricted Stockholder’s acceptance of an award under the Plan will constitute the Optionee’s, Grantee’s or Restricted Stockholder’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

10.5 Loans. The Committee may, in its discretion, and to the extent permitted by law extend one or more loans to key Employees in connection with the exercise or receipt of an Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted under this Plan, or the issuance, vesting or distribution of Restricted Stock or Restricted Stock Units awarded under this Plan. The terms and conditions of any such loan shall be set by the Committee (or the Board, in the case of awards granted to Independent Directors). No loans will be made to key Employees if such loans would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

10.6 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of awards granted to Independent Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options or other awards made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of the award, or upon the receipt or resale of any Common Stock underlying such award, must be paid to the Company, and (ii) the award shall terminate and any unexercised portion of such award (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

10.7 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted, or Restricted Stock or Restricted Stock Unit awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, Stock Payments, Restricted Stock and Restricted Stock Units granted or awarded hereunder

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shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan or any award agreement, each 162(m) Award (and each award which was otherwise not subject to the deduction limitation of Section 162(m) of the Code) shall be subject to any additional limitations as the Committee determines necessary for such 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (or to be so exempt) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017 (the “TCJA”), and to the extent any of the provisions of the Plan or any award (or any amendments hereto pursuant to any amendment and restatement of the Plan) would cause any 162(m) Awards to fail to so qualify or other awards to be so exempt, any such provisions shall not apply to such awards to the extent necessary to ensure the continued qualification or exemption of such awards. To the extent permitted by applicable law, the Plan and any such awards shall be deemed amended to the extent necessary to conform to such requirements.

10.8 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

10.9 Compliance with Laws. This Plan, the granting and vesting of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or Restricted Stock or Restricted Stock Units awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

10.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

10.11 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

10.12 Section 409A. To the extent that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award granted under the Plan is subject to Section 409A of the Code, the award agreement evidencing such award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award may be subject to Section 409A of the Code and related Department of Treasury guidance (including Department of Treasury guidance), the Committee (or the Board, in the case of awards granted to Independent Directors) may adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee (or the Board, in the case of awards granted to Independent Directors) determines are necessary or appropriate to (a) exempt the award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10.13 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 10.3 and the last sentence of this Section 10.13, Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, Stock Payments or Stock Appreciation Rights granted under the Plan shall vest no earlier than the first anniversary of the date the award is granted and no award agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 10.13 shall not apply to: (a) any awards delivered in lieu of fully-vested cash-based awards under the Plan (or other fully-vested cash awards or payments), (b) any awards to Independent Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (c) any other awards that result in the issuance of an aggregate of up to five percent (5%) of the Overall Share Limit as of the Restatement Effective Date. Nothing in

APPENDIX A

this Section 10.13 precludes the Committee (or the Board, in the case of awards granted to Independent Directors) from taking action, in its sole discretion, to accelerate the vesting of any award in connection with or following a Grantee’s, Optionee’s or Restricted Stockholder’s death, disability, Termination of Employment, Termination of Consultancy, Termination of Directorship or the consummation of a Corporate Transaction or a Change in Control.

10.14 Dividend Limitations. Notwithstanding any other provision of the Plan to the contrary, dividends and Dividend Equivalents with respect to an award that is subject to vesting that are based on dividends paid prior to the vesting of such award shall only be paid out to the Restricted Stockholder or Grantee, as applicable, to the extent that the vesting conditions are subsequently satisfied and the award vests.

2022 Proxy Statement            A-19

VIASAT, INC. 6155 EL CAMINO REAL CARLSBAD, CA 92009 ATTN: COURTNEY STURGIS	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VSAT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89529-Z83279                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIASAT, INC.

The Viasat Board of Directors unanimously recommends that stockholders vote “FOR” all the director nominees listed in Proposal 1, and “FOR” Proposals 2, 3 and 4.

1. Election of Directors:		For	Withhold

1a. Richard Baldridge		☐	☐

1b. James Bridenstine		☐	☐

1c. Sean Pak		☐	☐		For	Against	Abstain

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Viasat’s Independent Registered Public Accounting Firm for fiscal year 2023					☐	☐	☐

3. Advisory Vote on Executive Compensation					☐	☐	☐

4. Amendment and Restatement of the 1996 Equity Participation Plan					☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy materials for the Viasat Annual Meeting of Stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the Investor Relations section of our website at investors.viasat.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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D89530-Z83279

VIASAT, INC.
ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 1, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of Annual Meeting of Stockholders and the accompanying proxy statement, and hereby appoints Mark Dankberg and Robert Blair, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Viasat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Viasat, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/VSAT2022 on September 1, 2022, at 8:30 a.m. Pacific Time, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.